                                                                    EXHIBIT 10.4

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) 200.83 AND 230.406. * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.


                             AGREEMENT AND PLAN OF

                           MERGER AND REORGANIZATION

                                 by and among:

                            CYPRESS BIOSCIENCE, INC.

                            a Delaware corporation;

                         CYPRESS ACQUISITION SUB, INC.

                            a Delaware corporation;

                                      and

                                   PRP, INC.

                             a Delaware corporation

                       ----------------------------------

                          Dated as of October 10, 1996

                       ----------------------------------

                                TABLE OF CONTENTS

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
1.       DESCRIPTION OF TRANSACTION.............................................................................   1
         1.1      Merger of Merger Sub into the Company.........................................................   1
         1.2      Effect of the Merger..........................................................................   1
         1.3      Closing; Effective Time.......................................................................   2
         1.4      Certificate of Incorporation and Bylaws; Directors and Officers...............................   2
         1.5      Consideration/Merger Price....................................................................   2
         1.6      Conversion of Shares..........................................................................  10
         1.7      Closing of the Company's Transfer Books.......................................................  10
         1.8      Surrender of Company Stock Certificates and Company Promissory Notes..........................  11
         1.9      Dissenting Shares.............................................................................  13
         1.10     Board Observation Rights......................................................................  13
         1.11     Tax Consequences..............................................................................  14
         1.12     Accounting Treatment..........................................................................  14
         1.13     Further Action................................................................................  14
2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................  14
         2.1      Due Organization; No Subsidiaries; Etc........................................................  14
         2.2      Certificate of Incorporation and Bylaws; Records..............................................  15
         2.3      Capitalization................................................................................  15
         2.4      Financial Statements..........................................................................  16
         2.5      Absence of Changes............................................................................  17
         2.6      Title to Assets...............................................................................  19
         2.7      Bank Accounts; Receivables....................................................................  19
         2.8      Equipment; Leasehold..........................................................................  19
         2.9      Proprietary Assets............................................................................  20
         2.10     Contracts.....................................................................................  21
         2.11     Liabilities...................................................................................  23
         2.12     Compliance with Legal Requirements............................................................  24
         2.13     Governmental Authorizations...................................................................  24
         2.14     Tax Matters...................................................................................  25
         2.15     Employee and Labor Matters; Benefit Plans.....................................................  26
         2.16     Environmental Matters.........................................................................  28
         2.17     Insurance.....................................................................................  29
         2.18     Related Party Transactions....................................................................  29
         2.19     Legal Proceedings; Orders.....................................................................  29

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
2.20     Authority; Binding Nature of Agreement.................................................................  30
         2.21     Non-Contravention; Consents...................................................................  30
         2.22     Brokers and Finders...........................................................................  31
         2.23     Full Disclosure...............................................................................  31
3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................  31
         3.1      Due Organization; Capitalization..............................................................  31
         3.2      Parent Financial Statements...................................................................  32
         3.3      Authority; Binding Nature of Agreement; No Conflict...........................................  33
         3.4      SEC Filings...................................................................................  33
         3.5      Material Change...............................................................................  34
         3.6      Approval of Merger............................................................................  34
         3.7      Full Disclosure...............................................................................  34
4.       CERTAIN COVENANTS OF THE COMPANY.......................................................................  34
         4.1      Access and Investigation......................................................................  34
         4.2      Operation of the Company's Business...........................................................  34
         4.3      No Shop.......................................................................................  36
         4.4      Approval of Merger............................................................................  37
         4.5      No Transfer of Shares.........................................................................  37
5.       ADDITIONAL COVENANTS OF THE PARTIES....................................................................  37
         5.1      Filings and Consents..........................................................................  37
         5.2      Company Stockholders' Meeting.................................................................  38
         5.3      Public Announcements..........................................................................  38
         5.4      Pre-Transaction Fee Payments..................................................................  38
         5.5      Best Efforts..................................................................................  38
         5.6      Termination of Employee Plans.................................................................  38
         5.7      Break-Up Fee..................................................................................  38
         5.8      Director and Officer Liability................................................................  39
         5.9      Notification; Updates to Disclosure Schedule..................................................  39
         5.10     Securities and Blue Sky Laws..................................................................  40
         5.11     Employees and Employee Benefits...............................................................  40
6.       POST-CLOSING COVENANTS OF PARENT.......................................................................  40
         6.1      Use of Private Placement Proceeds; Commercially
                  Reasonable Efforts............................................................................  40
         6.2      Patent Matters................................................................................  41

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
         6.3      Status Reports................................................................................  41
         6.4      Transfer of Rights............................................................................  41
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB...........................................  42
         7.1      Accuracy of Representations...................................................................  42
         7.2      Performance of Covenants......................................................................  42
         7.3      Stockholder Approval..........................................................................  42
         7.4      Consents......................................................................................  42
         7.5      Agreements and Documents......................................................................  42
         7.6      No Restraints.................................................................................  42
         7.7      No Legal Proceedings..........................................................................  43
         7.8      Termination of Employee Plans.................................................................  43
         7.9      Lock-Up Agreements............................................................................  43
         7.10     Exchange of Bridge Debt and Warrant Termination Agreement.....................................  43
         7.11     Pre-Transaction Liabilities...................................................................  43
         7.12     Dissenting Shares.............................................................................  43
         7.13     No Material Change............................................................................  43
         7.14     Notice of Liquidation Preference Election.....................................................  43
         7.15     Receipt of Company Promissory Notes or Affidavits and Indemnity Agreements....................  44
8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.....................................................  44
         8.1      Accuracy of Representations...................................................................  44
         8.2      Performance of Covenants......................................................................  44
         8.3      No Restraints.................................................................................  44
         8.4      Private Placement.............................................................................  44
         8.5      Listing of Additional Shares..................................................................  44
         8.6      No Material Change............................................................................  44
         8.7      Delivery of Units.............................................................................  45
         8.8      Cooley Godward LLP Legal Opinion..............................................................  45
         8.9      Stockholder Approval..........................................................................  45
         8.10     Consents......................................................................................  45
         8.11     No Legal Proceedings..........................................................................  45
9.       TERMINATION AND AMENDMENT..............................................................................  45
         9.1      Termination Events............................................................................  45
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
         9.2      Termination Procedures........................................................................  46
         9.3      Effect of Termination.........................................................................  46
         9.4      Amendment.....................................................................................  46
         9.5      Extension; Waiver.............................................................................  46
10.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.................................  46
         10.1     Survival of Representations, Warranties and Covenants.........................................  46
         10.2     Indemnification...............................................................................  47
         10.3     Limitations on Indemnification................................................................  48
         10.4     No Contribution...............................................................................  48
         10.5     Procedure for Indemnification.................................................................  49
         10.6     Exercise of Remedies by Parent Indemnitees Other Than Parent..................................  50
         10.7     Limitations on Indemnification................................................................  50
11.      REGISTRATION OF THE SECURITIES; COMPLIANCE WITH THE SECURITIES ACT.....................................  50
         11.1     Restrictions on Transfer......................................................................  50
         11.2     Registration Procedures and Expenses..........................................................  51
         11.3     Transfer of Securities After Registration.....................................................  52
         11.4     Indemnification...............................................................................  53
         11.5     Contribution..................................................................................  54
         11.6     Termination of Conditions and Obligations.....................................................  55
         11.7     Information Available.........................................................................  55
         11.8     Successors and Assigns........................................................................  55
12.      EQUITY HOLDERS' REPRESENTATIVES........................................................................  55
         12.1     Appointment...................................................................................  55
         12.2     Compensation..................................................................................  56
         12.3     Succession....................................................................................  57
         12.4     Liability of the Equity Holders' Representatives to Each Other and to the
                  Equity Holders................................................................................  57
         12.5     Right of Parent to Rely; Exculpation of Parent................................................  58
13.      MISCELLANEOUS PROVISIONS...............................................................................  58
         13.1     Further Assurances............................................................................  58
         13.2     Arbitration...................................................................................  58

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
         13.3     Fees and Expenses.............................................................................  58
         13.4     Attorneys' Fees...............................................................................  59
         13.5     Notices.......................................................................................  59
         13.6     Confidentiality...............................................................................  60
         13.7     Time of the Essence...........................................................................  60
         13.8     Headings......................................................................................  60
         13.9     Counterparts..................................................................................  60
         13.10    Governing Law.................................................................................  60
         13.11    Successors and Assigns........................................................................  60
         13.12    Remedies Cumulative; Specific Performance.....................................................  61
         13.13    Waiver........................................................................................  61
         13.14    Amendments....................................................................................  61
         13.15    Severability..................................................................................  61
         13.16    Parties in Interest...........................................................................  61
         13.17    Entire Agreement..............................................................................  62
         13.18    Construction..................................................................................  62
         13.19    Bridge Debtholders and Others as Third Party Beneficiaries....................................  62

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of October 10, 1996, by and among: CYPRESS BIOSCIENCE, INC., a Delaware corporation ("Parent"); CYPRESS ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and PRP, INC., a Delaware corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

         B. The parties agree that, in the event it is necessary for Parent to acquire or license third party patent rights or know-how in order to develop, manufacture, use or sell any Earn-Out Products (as defined herein), the parties will in good faith discuss whether any adjustment to the amount of Earn-Out Payments (as defined herein) would be appropriate in light of the costs of such third party patent rights or know-how.

         C. It is intended that the Merger be a taxable transaction for U.S. federal income tax purposes. For accounting purposes, it is intended that the Merger be treated as a "purchase transaction."

         D. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and by Parent as the sole stockholder of Merger Sub.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

1.       DESCRIPTION OF TRANSACTION.

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the Certificate of Merger, substantially in the form of Exhibit B (the "Certificate of Merger") and in the applicable provisions of the Delaware General Corporation Law.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121, at 10:00 a.m. PST on the second business day following the date all of the conditions specified in Sections 7 and 8 have been satisfied or waived (the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, the properly executed Certificate of Merger (conforming to the requirements of Section 251 of the Delaware General Corporation Law) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

                  (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

                  (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

         1.5 CONSIDERATION/MERGER PRICE.

                  (a) PARENT EQUITY.

                           (i) At the Closing and in full satisfaction and
settlement of all outstanding indebtedness of each holder of bridge debt of the Company set forth on Schedule 1.5(a) (the "Bridge Debtholders"), Parent shall issue to each Bridge Debtholder and each Bridge Debtholder shall accept that number of Units of Parent set forth opposite such Bridge Debtholders' name on
Schedule 1.5(a) (as updated through the Closing Date). The Bridge Debtholders shall advance sufficient additional Bridge Debt (the "Additional Bridge Debt"), following execution of this Agreement, such that the Additional Bridge Debt, when combined with the Company's cash balances as of the Closing Date, will be sufficient to pay the aggregate amount of all fees, costs and expenses which were incurred in connection with the transactions contemplated by this Agreement and paid or payable by the Company to (1) the Company's legal and accounting advisors, and (2) the Bridge Debtholders' legal advisors; provided, however, that any fees incurred by or on behalf of the Company under clause (1) in excess of $100,000 and under clause (2) in excess of $15,000 shall be borne exclusively by the stockholders of the Company and/or the Bridge Debtholders, as the case may be, and such that the Company's representation and warranty in the last sentence of Section 2.11(d) is accurate. The Company's cash balances shall be exhausted before any such Additional Bridge Debt is advanced. The aggregate base value of the Units to be issued to the Bridge Debtholders under this Section 1.5(a)(i) shall be increased by that number of Units which is equal in value to any such

                                         *CONFIDENTIAL TREATMENT REQUESTED


Additional Bridge Debt advanced. In no event shall the aggregate amount of Bridge Debt outstanding (including the Bridge Debt reflected on Schedule 1.5(a) and the Additional Bridge Debt) and all accrued interest thereon exceed $4,800,000 at the Closing. In consideration of the services provided by EGS Securities Corp. to the Company in connection with the transactions contemplated by this Agreement, at the Closing Parent shall issue to EGS Securities Corp. that number of Units equal in value to 2-1/2% of the total Bridge Debt (including accrued interest thereon) outstanding as of the Closing Date; provided, however, that the aggregate value of all Units to be issued to EGS Securities Corp. under this subsection (i) shall not exceed shall $120,000.

                           (ii) REGISTRATION RIGHTS. The Bridge Debtholders and
EGS Securities Corp. shall be entitled to those certain rights of registration with respect to the Units received pursuant to Section 1.5(a)(i) as set forth in
Section 11.

                  (b) EARN-OUT PAYMENTS. Subject to the adjustments set forth in subsection (iv) below, Parent shall distribute annually to each Equity Holder (as defined below), in the manner set forth in subsection (iii) below and in accordance with the percentages set forth in the Allocation Schedule (as defined in Section 1.5(e)(i)), payments calculated pursuant to subsection (i) hereunder (each, an "Earn-Out Payment," and collectively, "Earn-Out Payments"), as follows:

                           (i) CALCULATION OF EARN-OUT PAYMENTS. The aggregate
amount of the Earn-Out Payments due under Section 1.5(b), subject to adjustment pursuant to subsection (b)(iv), for each calendar year shall be based upon annual Total Net Sales, as follows :

                                    (1) If Total Net Sales for a calendar year
are less than or equal to $50,000,000, the Earn-Out Payment for such year shall be an amount equal to [*****] of the Total Net Sales for such year.

                                    (2) If Total Net Sales for a calendar year
are greater than $50,000,000 but less than or equal to $100,000,000, the Earn-Out Payment for such year shall be an amount equal to [*****] of the first $50,000,000 of Total Net Sales for the year, plus [*****] of Total Net Sales for the year in excess of $50,000,000.

                                    (3) If Total Net Sales for a calendar year
are greater than $100,000,000 but less than or equal to $150,000,000, the Earn-Out Payment for such year shall be an amount equal to [*****] of the first $50,000,000 of Total Net Sales for the year, plus [*****] of Total Net Sales for the year in excess of $50,000,000 but less than or equal to $100,000,000, plus [*****] of Total Net Sales for the year in excess of $100,000,000.

                                    (4) If Total Net Sales for a calendar year
are greater than $150,000,000 but less than or equal to $200,000,000, the Earn-Out Payment for such year shall be an amount equal to [*****] of the first $50,000,00 of Total Net Sales, plus [*****] of Total Net Sales for the year in excess of $50,000,000 but less than or equal to $100,000,000, plus [*****] of Total Net Sales for the year in excess of $100,000,000 but less than or equal to $150,000,000, plus [*****] of Total Net Sales for the year in excess of $150,000,000.

                                             *CONFIDENTIAL TREATMENT REQUESTED

                                    (5) If Total Net Sales for a calendar year
are greater than $200,000,000, the Earn-Out Payment for such year shall be an amount equal to [*****] of the first $50,000,000 of Total Net Sales for the year, plus [*****] of Total Net Sales for the year in excess of $50,000,000 but less than or equal to $100,000,000, plus [*****] of Total Net Sales for the year in excess of $100,000,000 but less than or equal to $150,000,000, plus [*****] of Total Net Sales in excess of $150,000,000 but less than or equal to $200,000,000, plus [*****] of Total Net Sales for the year in excess of $200,000,000.

                           (ii) TERMINATION OF EARN-OUT PAYMENTS. Parent's
obligation to make Earn-Out Payments pursuant to this Section 1.5(b) with respect to any Earn-Out Product shall commence on the date of the first commercial sale to any Third Party of such Earn-Out Product by Parent, its affiliate or licensee and shall terminate on a country-by-country basis upon the later of (1) the expiration or invalidation of the last issued patent owned, licensed or otherwise controlled by Parent in such country, or abandonment, disclaimer or rejection of the last pending patent application owned, licensed or otherwise controlled by Parent in such country, covering the manufacture, use or sale of such Earn-Out Product, and (2) fourteen (14) years after the first commercial sale anywhere in the world of the Earn-Out Product by Parent, its Affiliates or sublicensees (the "Earn-Out Period").

                           (iii) TIMING AND FORM OF EARN-OUT PAYMENTS. The
Earn-Out Payments shall be made within sixty (60) days following the end of each calendar year (the "Distribution Date") during the Earn-Out Period. On the Distribution Date, each Equity Holder shall be entitled to receive on a pro rata basis the Earn-Out Payment, if any, with all amounts that Dissenting Equity Holders would have otherwise been entitled to being payable to each Equity Holder on a pro rata basis. The allocation among the Equity Holders of any Earn-Out Payments to be made pursuant to this Section 1.5(b) shall be made in accordance with the Allocation Schedule. The Earn-Out Payments shall be made by Parent, at the sole and absolute discretion of Parent, either in the form of a certified or official bank check payable to the order of the Equity Holder or by wire transfer of immediately available funds to an account designated by the Equity Holder. All payments due to Equity Holders hereunder shall be made in United States dollars.

                           (iv) ADJUSTMENTS TO EARN-OUT PAYMENTS. The amount of
any Earn- Out Payment to be paid under Section 1.5(b) with respect to an Earn-Out Product sold in a country in which, at the time of such sale, the Earn-Out Product is not covered by and encompassed within the scope of one or more claims contained in a unexpired patent or in a pending patent application included in the Company Patents, in such country, shall be reduced by 50%.

                           (v) REPORTS; AUDITS; PENALTIES. Each Earn-Out Payment
shall be accompanied by a written report of the calculation of such payment in sufficient detail to permit the Equity Holders' Representatives to confirm the accuracy thereof. Upon the written request of the Equity Holders' Representatives, Parent shall permit an independent public accountant selected by the Equity Holders' Representatives from a nationally recognized public accounting firm and acceptable to Parent, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Parent and its Affiliates as may be reasonably necessary to verify the accuracy of the written reports described herein. In addition, Parent shall make available for verification all information Parent may have relating to sales of any Earn-Out Products made by Parent's licensees. All such verifications shall be conducted at the Equity Holders' Representatives' expense and not more than once in each calendar year. In the event it is finally determined that additional Earn-Out Payments (the "Earn-Out Difference") were owed to Equity Holders during such period, the Earn-Out Difference shall be paid by Parent to the Equity Holders in accordance with the Allocation Schedule within thirty (30) days of the final determination. If the audit discloses that the Earn-Out Difference payable by Parent for the audited period is greater than ten percent (10%) of the Earn-Out Payments actually paid, Parent shall pay the reasonable fees and expenses charged by the independent public accountant. Any dispute with respect to the proper amount of Earn-Out Payments to be paid to the Equity Holders shall be submitted by the parties to arbitration in accordance with Section 13.2. Parent shall include in each license granted by it with respect to Earn-Out Products provisions requiring the licensee to make reports to Parent, to keep and maintain records of sales made pursuant to such license and to allow Parent access to such records on terms similar to those set forth in this Agreement. The Equity Holders' Representatives agree that all information subject to review under this
Section is confidential and that the Equity Holders' Representatives shall cause its representatives to retain all such information in confidence.

                           (vi) INTEREST ON LATE PAYMENTS. Any payments by
Parent to Equity Holders that are not paid on or before the fifth business day after the date such payments are due under this Agreement shall bear interest, at the lesser of (1) two percentage points above the Prime Rate of interest from time-to-time reported in the Wall Street Journal, calculated on the number of days payment is delinquent, based upon a 365 day year and (2) the maximum rate permitted under applicable law.

                  (c) MILESTONE PAYMENT.

                           (i) TIMING AND FORM OF MILESTONE PAYMENT. Within 30
days of the earlier of the date of (1) public announcement of an FDA Approvable Letter relating to the use of IPM for the treatment of thrombocytopenia and (2) public announcement by the FDA of an equivalent approval of IPM, if any, Parent shall make a payment of $5,000,000 (the "Milestone Payment") to the Equity Holders in accordance with the Allocation Schedule with such payment being in the form of, at Parent's sole and absolute discretion, (A) cash; (B) Parent Common Stock; or (C) a combination of (A) and (B); provided, however, that each Equity Holder shall be entitled to receive the same form or forms of consideration in the same relative percentages paid by Parent to each other Equity Holder hereunder.

                           (ii) CALCULATION OF COMMON STOCK PRICE. In the event
Parent elects to make the Milestone Payment, in whole or in part, in the form of Parent Common Stock as provided in subsection (i) above, the value of such Common Stock shall be determined based upon the average closing sales prices, if Parent's Common Stock is quoted on a stock exchange or the Nasdaq National Market System ("Nasdaq/NMS") (or the average of the bid and asked prices of Parent's Common Stock as reported by the National Association of Securities Dealers,

Inc. ("NASD") electronic interdealer quotation system) for the fifteen (15) trading day period commencing ten (10) trading days immediately prior to and including the day of public announcement of the FDA Approvable Letter or the public announcement by the FDA of an equivalent approval of IPM, as the case may be, and for the five (5) trading days immediately after the day of the public announcement of the FDA Approvable Letter or the public announcement by the FDA of an equivalent approval of IPM, as the case may be.

                           (iii) REGISTRATION RIGHTS. In the event Parent elects
to make the Milestone Payment in the form of Parent Common Stock as provided in subsection (i) above, the Equity Holders receiving shares of Common Stock shall be entitled to those certain rights of registration with respect to the shares of Common Stock received pursuant to subsection (i) as set forth in Section 11.

                  (d) SATISFACTION OF PARENT OBLIGATIONS. Any and all Earn-Out Payments and any Milestone Payment properly made by Parent to the Equity Holders in the percentages set forth in the Allocation Schedule shall be in full satisfaction of the Equity Holders' right to receive any such Earn-Out Payment or Milestone Payment and shall discharge in full any obligation Parent may have hereunder to make such Earn-Out Payment or Milestone Payment to the Equity Holders. Upon remitting any Earn-Out Payments or any Milestone Payment to the Equity Holders, Parent shall have no further obligations to the Equity Holders with respect to the receipt of their share of any Earn-Out Payment or Milestone Payment.

                  (e) ALLOCATION OF EARN-OUT PAYMENTS AND MILESTONE PAYMENT AMONG EQUITY HOLDERS.

                           (i) At the Closing, the Company shall deliver to
Parent a schedule (the "Allocation Schedule") setting forth the name and address of each Equity Holder; the name of each Equity Holder, if any, who has elected to receive his Liquidation Preference (as defined in subsection (iii) below); the Common Stock Percentage (as defined in subsection (ii)(2) below), Non-Voting Preferred Stock Percentage (as defined in subsection (ii)(3) below), Series A Preferred Stock Percentage (as defined in subsection (ii)(4) below), Series B Preferred Stock Percentage (as defined in subsection (ii)(5) below), Series C Preferred Stock Percentage (as defined in subsection (ii)(6) below), Company Option Percentage (as defined in subsection (ii)(7) below) and Company Warrant Percentage (as defined in subsection (ii)(8), as appropriate, of each other Equity Holder; and, for each holder of Company Options, the exercise price under each of his Company Options and, for each holder of Company Warrants, the exercise price under each of his Company Warrants.

                           (ii) For purposes of this Agreement:

                                    (1) "Equity Holders' Total" shall be the sum
of (A) the number of outstanding shares of Company Common Stock held by Equity Holders immediately prior to the Effective Time plus (B) the number of outstanding shares of Company Non-Voting Preferred Stock held by Equity Holders immediately prior to the Effective Time plus (C) the number of shares of Company Common Stock into which outstanding shares of Company Series A Preferred Stock held by Equity Holders immediately prior to the Effective Time (other than shares held by holders electing to be paid their "Liquidation Preference" (as hereinafter defined) pursuant to subsection (iii) following) are convertible plus (D) the number of outstanding shares of Company Series B Preferred Stock held by Equity Holders immediately prior to the Effective Time plus (E) the number of shares of Company Common Stock into which outstanding shares of Company Series C Preferred Stock held by Equity Holders immediately prior to the Effective Time (other than shares held by holders electing to be paid their Liquidation Preference pursuant to subsection (iii) following) are convertible plus (F) the number of shares of Company Common Stock which would be issuable if outstanding Company Options immediately prior to the Effective Time were exercised plus (G) the number of shares of Company Common Stock which would be issuable if outstanding Company Warrants immediately prior to the Effective Time were exercised assuming that the shares of Company Series C Preferred Stock issuable upon exercise of such outstanding Company Warrants are immediately converted into shares of Company Common Stock in accordance with the terms of the Company Series C Preferred Stock.

                                    (2) "Common Stock Percentage" shall be the
percentage determined by dividing (A) the number of shares of Company Common Stock owned by a holder of Company Common Stock immediately prior to the Effective Time by (B) the Equity Holders' Total.

                                    (3) "Non-Voting Preferred Stock Percentage"
shall be the percentage determined by dividing (A) the number of shares of Company Non-Voting Preferred Stock owned by a holder of Company Non-Voting Preferred Stock immediately prior to the Effective Time by (B) the Equity Holders' Total.

                                    (4) "Series A Preferred Stock Percentage"
shall be the percentage determined by dividing (B) the number of shares of Company Common Stock into which shares of Company Series A Preferred Stock owned by a holder of Company Series A Preferred Stock immediately prior to the Effective Time (other than shares held by holders electing to be paid their Liquidation Preference pursuant to subsection (iii) following) are convertible by (B) the Equity Holders' Total.

                                    (5) "Series B Preferred Stock Percentage"
shall be the percentage determined by dividing (A) the number of shares of Company Series B Preferred Stock owned by a holder of Company Series B Preferred Stock immediately prior to the Effective Time by (B) the Equity Holders' Total.

                                    (6) "Series C Preferred Stock Percentage"
shall be the percentage determined by dividing (A) the number of shares of Company Common Stock into which shares of Company Series C Preferred Stock owned by a holder of Company Series C Preferred Stock immediately prior to the Effective Time (other than shares held by holders electing to be paid their Liquidation Preference pursuant to subsection (iii) following) are convertible by (B) the Equity Holders' Total.

                                    (7) "Company Option Percentage" shall be the
percentage determined by dividing (A) the number of shares of Company Common Stock which would be issuable if Company Options owned by a holder of Company Options immediately prior to the Effective Time were exercised by (B) the Equity Holders' Total.

                                    (8) "Company Warrant Percentage" shall be
the percentage determined by dividing (A) the number of shares of Company Common Stock which would be issuable if Company Warrants owned by a holder of Company Warrants immediately prior to the Effective Time were exercised (assuming that the shares of Company Series C Preferred Stock issuable upon exercise of such Company Warrants are immediately converted into shares of Company Common Stock in accordance with the terms of the Company Series C Preferred Stock) by (B) the Equity Holders' Total.

                           (iii) Subject to payments made pursuant to subsection
(v) below, there shall be paid from the Milestone Payment and each Earn-Out Payment, if any, to Equity Holders who own shares of Company Series A Preferred Stock and Company Series C Preferred Stock and who elect to receive payment pursuant to this subsection (iii) by written notice received by the Company prior to the Effective Time, prior to any payment of Milestone Payment and Earn-Out Payments to any other Equity Holder, an amount equal to the liquidation preference of the shares of Company Series A Preferred Stock and Company Series C Preferred Stock owned by the electing Equity Holders at the Effective Time, and no more (the "Liquidation Preference"). In the event that the Milestone Payment and all Earn-Out Payments are not sufficient to pay in full all amounts due under this subsection (iii), payment shall be made first to Equity Holders who own shares of Company Series A Preferred Stock until such Equity Holders are paid in full and the balance, if any, shall be paid to Equity Holders who own shares of Company Series C Preferred Stock. In the event that the Milestone Payment and all Earn-Out Payments are not sufficient to pay Equity Holders who own shares of Company Series A Preferred Stock the full amount to which they are entitled under this subsection (iii) or are not sufficient to pay Equity Holders who own shares of Company Series C Preferred Stock the full amount to which they are entitled under this subsection (iii), the Equity Holders who own shares of Company Series A Preferred Stock shall share ratably in the Milestone Payment and Earn-Out Payments in proportion to the respective amounts which would otherwise be payable to them under this subsection (iii) if all amounts payable to them under this subsection (iii) were paid in full and the Equity Holders who own shares of Company Series C Preferred Stock shall share ratably in the Milestone Payment and all Earn-Out Payments in proportion to the respective amounts which would otherwise be payable to them under this subsection (iii) if all amounts payable to them under this subsection (iii) were paid in full.

                           (iv) Subject to payments made pursuant to subsection
(v) below, after payment of all amounts (if any) due pursuant to the immediately preceding subsection (iii), the Milestone Payment and each Earn-Out Payment, if any, augmented by the amounts determined pursuant to subsection (6) and (7) below, shall be paid to the Equity Holders as follows without priority or preference to any Equity Holder:

                                    (1) Each holder of Company Common Stock
shall receive his Common Stock Percentage of the of the payment.

                                    (2) Each holder of Non-Voting Preferred
Stock shall receive his Non-Voting Preferred Stock Percentage of the payment.

                                    (3) Each holder of Series A Preferred Stock
(other than holders electing to be paid pursuant to the immediately preceding subsection (iii) shall receive his Series A Preferred Stock Percentage of the payment.

                                    (4) Each holder of Series B Preferred Stock
shall receive his Series B Preferred Stock Percentage of the payment.

                                    (5) Each holder of Series C Preferred Stock
(other than holders electing to be paid pursuant to the immediately preceding subsection (iii)) shall receive his Series C Preferred Stock Percentage of the payment.

                                    (6) Each holder of Company Options shall
receive his Company Option Percentage of the payment minus the aggregate exercise price under his Company Options with the same exercise price. To the extent the aggregate exercise price under his Company Options exceeds his Company Option Percentage of the payment, the holder of the Company Option shall receive no portion of the payment and the excess shall be credited against such exercise price remaining until the sum of his Company Option Percentage of Milestone Payment and Earn-Out Payments which he is otherwise entitled to receive shall equal the exercise price. Any portion of a payment not paid to a holder of Company Options pursuant to the foregoing provisions of this subsection (6) shall be added to the amounts otherwise payable to other Equity Holders at the time and allocated and paid to them as provided in this subsection (iv). Once the aggregate exercise price has been deducted pursuant to this subclause (6) for all Company Options with the same exercise price, each holder of Company Options shall thereafter receive his Company Option Percentage of the payment due him for Company Options with the same exercise price without deduction.

                                    (7) Each holder of Company Warrants shall
receive his Company Warrant Percentage of the payment minus the aggregate exercise price under his Company Warrants with the same exercise price. To the extent the aggregate exercise price under his Company Warrants exceeds his Company Warrant Percentage of the payment, the holder of the Company Warrant shall receive no portion of the payment and the excess shall be credited against such exercise price remaining until the sum of his Company Warrant Percentage of Milestone Payment and Earn-Out Payments which he is otherwise entitled to receive shall equal the exercise price. Any portion of a payment not paid to a holder of Company Warrants pursuant to the foregoing provisions of this subsection (7) shall be added to the amounts otherwise payable to other Equity Holders at the time and allocated and paid to them as provided in this subsection (iv). Once the aggregate exercise price has been deducted pursuant to this subsection (7) for all Company Warrants with the same exercise price, each holder of Company Warrants shall thereafter receive his Company Warrant Percentage of the payment due him for Company Warrants with the same exercise price without deduction.

                           (v) Upon the payment of the Milestone Payment, if
any, and each time any Earn-Out Payment is paid to Equity Holders, there shall be paid to EGS Securities Corp., from such Milestone Payment or Earn-Out Payment, as the case may be, prior to any distribution to be made pursuant to subsection (iii) and/or subsection (iv) above in full satisfaction of all monetary obligations owed to EGS Securities Corp. by the Company for services rendered in connection with the Merger, an amount equal to two and one-half percent (2-1/2%) of the Milestone Payment and each Earn-Out Payment. Each payment to EGS Securities Corp. shall be made in cash at the same time payment of the Milestone Payment and each Earn-Out Payment is made to the Equity Holders. Any such payments to EGS will be netted against any payments made to the Equity Holders.

                  (f) Except as otherwise provided in this Agreement, Earn-Out Payments, Milestone Payment and all other payments otherwise due to the Equity Holders pursuant to this Agreement shall be made without set-off, recoupment or other deduction.

         1.6 CONVERSION OF SHARES. Subject to Sections 1.8 and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                  (a) each share of Company Common Stock, Non-Voting Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the payments due Equity Holders under this Agreement determined as provided in this Agreement;

                  (b) each Company Option and Company Warrant outstanding immediately prior to the Effective Time shall be canceled and the holders thereof shall be entitled to receive a portion of the payments due Equity Holders under this Agreement determined and adjusted as provided in this Agreement; and

                  (c) each share of the Common Stock ($.001 par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be entitled to the rights granted to Equity Holders under this Agreement.

         1.8 SURRENDER OF COMPANY STOCK CERTIFICATES AND COMPANY PROMISSORY
NOTES.

                  (a) EXCHANGE PROCEDURES FOR BRIDGE DEBTHOLDERS. At or prior to the Closing, all Bridge Debtholders will surrender to Parent for cancellation all Company Promissory Notes held by such Bridge Debtholder and will execute an Exchange of Bridge Debt and Warrant Termination Agreement in substantially the form of Exhibit E. Upon the surrender of a Company Promissory Note, an Exchange of Bridge Debt and Warrant Termination Agreement and such other documents as may be reasonably required by Parent, the holder of such Company Promissory Note shall receive certificates representing the number of shares of Parent Common Stock and the number of Parent Warrants comprising the number of Units set forth opposite such Bridge Debtholders' name on Schedule 1.5(a) (as updated through the Closing Date). If any Company Promissory Note shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificates representing shares of Parent Common Stock or Parent Warrants, require the owner of such lost, stolen or destroyed Company Promissory Note to provide an affidavit and indemnity agreement as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Promissory Note.

(b) EXCHANGE PROCEDURES FOR EQUITY HOLDERS. At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates, Company Warrants and Company Options (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates, Company Warrants and Company Options in exchange for the rights granted under this Agreement. Upon surrender of a Company Stock Certificate, Company Warrants or Company Options to Parent, together with a duly executed letter of transmittal an executed Equity Holder's Consent and Release substantially in the form of Exhibit F and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate, Company Warrants or Company Options shall be entitled to receive in exchange therefor the rights granted under this Agreement, and the Company Stock Certificate, Company Warrants or Company Options so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate, Company Warrants and Company Options shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the rights granted under this Agreement. If any Company Stock Certificate, Company Warrants or Company Options shall have been lost, stolen or destroyed, Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Stock Certificate, Company Warrants or Company Options to provide an appropriate affidavit and indemnity agreement as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate, Company Warrants or Company Options.

                  (c) DIVIDENDS. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any Bridge Debtholders receiving Parent Common Stock under
Section 1.5(a) with respect to the shares of Parent Common Stock due to such Bridge Debtholder under Section 1.5(a) until such holder surrenders the Company Promissory Notes or affidavit and indemnity agreement, as the case may be (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

                  (d) FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in connection with the satisfaction of any of the terms of the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Bridge Debtholder or Equity Holder of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, with respect to Bridge Debtholders only, upon surrender of such holder's Company Promissory Notes or an affidavit and indemnity agreement, as the case may be, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sales price of Parent's Common Stock if such Common Stock is quoted on the Nasdaq/NMS on the day immediately prior to the Closing Date (or, if not quoted on the Nasdaq/NMS, the average of the bid and asked prices of Parent's Common Stock as quoted on the NASD electronic interdealer quotation system).

                  (e) WITHHOLDING REQUIREMENTS. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Equity Holder or Bridge Debtholder pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (f) LIABILITY. Neither Parent nor the Surviving Corporation shall be liable to any Equity Holder or Bridge Debtholder for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) NO FURTHER OWNERSHIP RIGHTS. All shares of Parent's Common Stock and all Parent Warrants issued to the Bridge Debtholders upon the surrender of the Company Promissory Notes in accordance with this Agreement and the Certificate of Merger (including any cash paid pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Promissory Notes. The right to receive Earn-Out Payments and any Milestone Payment granted to the Equity Holders upon surrender for exchange of Company Stock Certificate, Company Warrants and Company Options in accordance with the terms of this Agreement and the Certificate of Merger shall be deemed to be granted in full satisfaction of all rights pertaining to such equity of the Company represented by such Company Stock Certificates, Company Warrants and Company Options which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Company Stock Certificates, Company Warrants or Company Options are presented to Parent for any reason, they shall be canceled and exchanged for as provided in Section 1.8(b) and in the Certificate of Merger.

         1.9 DISSENTING SHARES.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become entitled to "appraisal rights" as provided under Section 262 of the Delaware General Corporations Law shall not be converted into or represent the right to receive Earn-Out Payments or Milestone Payment in accordance with Sections 1.5(b) or 1.5(c), and the holder or holders of such shares (the "Dissenting Equity Holders") shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the Delaware General Corporation Law; provided, however, that if the rights of holders of any such shares shall not be perfected, or if any such shares shall lose their rights to appraisal, then, as of the later of the Effective Time or the time of the failure to perfect such appraisal rights or the loss of such appraisal rights, such shares shall automatically be converted into and shall represent only rights accorded to Equity Holders under this Agreement.

                  (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to
Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 BOARD OBSERVATION RIGHTS. As of the Effective Time, the Equity Holders' Representatives shall have the right to designate Thomas Dickerson, Richard Whiting, Denny Ko or Johanna Chao or another person acceptable to Parent to attend meetings of the Board of Directors of Parent (the "Board") in a non-voting, observer capacity (the "Observer"). Thomas Dickerson shall serve as the initial Observer. The Observer shall be entitled to attend all meetings of the Board, receive all notices of meetings of the Board, receive all written materials and information provided to members of the Board in their capacities as directors (the "Observer Rights"); provided, however, that the Observer shall be obligated to maintain the same level of confidentiality with respect to any information received by such Observer, whether oral or written or while attending a meeting of the Board of Directors of the Company or otherwise, as that required of the members of the Board of Directors of Parent. In addition, the Observer shall be subject to the insider trading and any other similar policies to which members of the Board are subject. The Equity Holders' Representatives may transfer the Observer Rights to another Observer; provided however, that only one individual shall be present as an Observer at each Board meeting. The Observer shall not be entitled to any compensation or reimbursement for any expenses incurred in connection with attending Board meetings or otherwise serving in an observer capacity, except as expressly provided to the Equity Holders' Representatives pursuant to Section 12.2. The Observer Rights granted hereunder shall terminate on the earlier of (i) the date on which the Equity Holders no longer have a material continuing financial interest in Parent, and (ii) October 1, 2005.

         1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a taxable transaction.

         1.12 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "purchase transaction."

         1.13 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants, to and for the benefit of the Parent Indemnitees, as follows:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Company Contracts.

                  (b) Except as set forth in Schedule 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "PRP, Inc."

                  (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in
Schedule 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1 of the Disclosure Schedule.

                  (d) Schedule 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
(iii) the names and titles of the Company's officers. Each member of the Company's board of directors has been duly elected to serve on the Company's board of directors. Each member of each committee of the Company's board of directors and each of the Company's officers has been duly appointed to serve in their respective capacities.

                  (e) The Company has no subsidiaries and, except as set forth in Schedule 2.1(e) of the Disclosure Schedule, the Company does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any direct or indirect equity interest in any Entity.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) except as set forth in Schedule 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. There have been no material corporate actions taken by the Company that are required to be reflected in the minute books and are not otherwise reflected in the minute books. The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

         2.3 CAPITALIZATION.

                  (a) As of October 3, 1996, the authorized capital stock of the Company consists of: (i) 10,000,000 shares of Common Stock, $.01 par value, of which 1,430,178 shares have been issued and are outstanding as of October 3, 1996; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, of which 500,000 have been designated "Non-Voting Preferred Stock," 220,000 have been designated "Series A Preferred Stock," 80,000 have been designated Series B Preferred Stock," and 3,000,000 have been designated "Series C Preferred Stock." As of October 3, 1996, there were issued and outstanding 190,682 shares of Non-Voting Preferred Stock, 220,000 shares of Series A Preferred Stock, 51,635 shares of Series B Preferred Stock and 637,003 shares of Series C Preferred Stock. All of the outstanding shares of Company Common Stock, Non-Voting Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. The Company shall provide to Parent an updated capitalization table showing the capitalization of the Company immediately prior to the Closing.

                  (b) As of October 3, 1996, the Company has reserved 900,000 shares of Company Common Stock for issuance under its 1988 Stock Plan, of which options to purchase 820,752 shares are outstanding. As of October 3, 1996, the Company had outstanding warrants to purchase 3,015,558 shares of Series C Preferred Stock of the Company. Schedule 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of October 3, 1996: (i) the name of the holder of such Company Option or Company Warrant; and (ii) the total number of shares of Company capital stock that are subject to such Company Option or Company Warrant and the number of shares of Company capital stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the exercise price per share of Company capital stock purchasable under such Company Option or Company Warrant. The Company shall update Schedule 2.3 to be accurate as of the Closing Date. Except as set forth in Schedule 2.3 of the Disclosure Schedule and except for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Company Options and Company Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (c) All outstanding shares of Company Common Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

                  (d) Except as set forth in Schedule 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

                  (e) The Allocation Schedule sets forth an accurate and complete schedule of (i) the name and address of each Equity Holder, (ii) the name of each Equity Holder, if any, who has elected to receive his Liquidation Preference; (iii) the Common Stock Percentage, NonVoting Preferred Stock Percentage, Series A Preferred Stock Percentage, Series B Preferred Stock Percentage, Series C Preferred Stock Percentage, Company Option Percentage and Company Warrant Percentage, as appropriate, of each other Equity Holder; and
(iv) for each holder of Company Options, the exercise price under each of his Company Options and, for each holder of Company Warrants, the exercise price under each of his Company Warrants.

         2.4 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                           (i) The audited balance sheet of the Company as of
January 31, 1996 and the related audited statement of income, statement of shareholders' equity and statement of cash flows of the Company for the year then ended, together with the notes thereto and the qualified report and opinion of Arthur Andersen, LLP relating thereto; and

                           (ii) the unaudited balance sheet of the Company as of
August 31, 1996 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the eight months then ended.

                  (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

         2.5 ABSENCE OF CHANGES. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since January 31, 1996:

                  (a) except for the fact that the Company has continued to lose money and has insufficient cash to satisfactorily fund its operations, there has not been any material adverse change in the assets, liabilities, condition, results of operations, or business of the Company and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to have, a Material Adverse Effect on the Company;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

                  (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

                  (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company Warrants described in Schedule 2.3 of the Disclosure Schedule), or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (e) except in connection with the transactions contemplated hereby, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1988 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, (iii) any provision of any agreement evidencing any outstanding Company Warrant, or (iv) any restricted stock purchase agreement;

                  (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                  (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since January 31, 1996, exceeds $10,000;

                  (i) except in connection with the Bridge Debt, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

                  (j) the Company has not (i) acquired, leased or licensed any material right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

                  (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                  (l) except in connection with the Bridge Debt, the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

                  (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel and/or salary advances made to employees in the ordinary course of business), or (ii) incurred except in connection with the Bridge Debt or guaranteed any indebtedness for borrowed money;

                  (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

                  (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

                  (p) the Company has not made any Tax election;

                  (q) the Company has not commenced or settled any Legal Proceeding;

                  (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                  (s) the Company has not agreed or committed to take any of the actions referred to in subsections "(c)" through "(r)" above.

         2.6 TITLE TO ASSETS.

                  (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Schedules 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Schedule 2.10 of the Disclosure Schedule; and
(iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Schedule 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

                  (b) Schedule 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

         2.7 BANK ACCOUNTS; RECEIVABLES.

                  (a) Schedule 2.7(a) of the Disclosure Schedule accurately lists each account maintained by or for the benefit of the Company at any bank or other financial institution.

                  (b) Schedule 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of August 31, 1996. Except as set forth in Schedule 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since August 31, 1996 and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

         2.8 EQUIPMENT; LEASEHOLD.

                  (a) Schedule 2.8 of the Disclosure Schedule accurately lists all material items of equipment, fixtures, leaseholds, improvements and other tangible assets owned by or leased to the Company. The assets identified in
Schedule 2.8 of the Disclosure Schedule are adequate for the uses to which they are being put, are in all material respects in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                  (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Schedule 2.10 of the Disclosure Schedule.

         2.9 PROPRIETARY ASSETS.

                  (a) Schedule 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed by the Company (or assigned to the Company) with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office in a foreign jurisdiction, (i) a brief description of such Proprietary Asset, and
(ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Schedule 2.9(a)(ii) of the Disclosure
Schedule identifies and provides a brief description of all other tangible Company Proprietary Assets owned by the Company. Schedule 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Schedule 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Schedule 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Schedule 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Schedule 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

                  (b) The Company has taken reasonably prudent steps to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Schedule 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements or confidentiality agreements identified in Schedule 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

                  (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

                  (d) Except as set forth in Schedule 2.9(d) of the Disclosure
Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company.

                  (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Schedule 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

                  (f) Except as set forth in Schedule 2.9(f) of the Disclosure Schedule, (i) all current employees of and consultants to the Company have executed and delivered to the Company a confidential information and inventions assignment agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of such agreement previously delivered to Parent.

         2.10 CONTRACTS.

                  (a) Schedule 2.10 of the Disclosure Schedule identifies each Company Contract currently in effect:

                           (i) relating to the employment of, or the performance
of services by, any employee, consultant or independent contractor;

                           (ii) relating to the acquisition, transfer, use,
development, sharing or license of any technology or any Proprietary Asset;

                           (iii) imposing any restriction on the Company's right
or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                           (iv) creating or involving any agency relationship,
distribution arrangement or franchise relationship;

                           (v) relating to the acquisition, issuance or transfer
of any securities;

                           (vi) relating to the creation of any Encumbrance with
respect to any asset of the Company;

                           (vii) involving or incorporating any guaranty, any
pledge, any performance or completion bond, any indemnity or any surety arrangement;

                           (viii) creating or relating to any partnership or
joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                           (ix) relating to the purchase or sale of any product
or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                           (x) constituting or relating to a Government Contract
or Government Bid;

                           (xi) that was entered into outside the ordinary
course of business or was inconsistent with the Company's past practices and is material to the Company's business;

                           (xii) that has a term of more than 60 days and that
may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                           (xiii) that contemplates or involves (A) the payment
or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in subsections "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts").

                  (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Schedule 2.10 of the Disclosure Schedule, including all amendments thereto. Schedule 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Schedule 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (c) Except as set forth in Schedule 2.10 of the Disclosure
Schedule:

                           (i) the Company has not violated or breached, or
committed any default under, any Material Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract;

                           (ii) to the best of the knowledge of the Company, no
event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                           (iii) the Company has not received any notice or
other communication regarding any (i) actual or possible violation or breach of, or default under, any Material Contract; or (ii) any actual or possible termination of any Material Contract; and

                           (iv) the Company has not waived any of its material
rights under any Material Contract.

                  (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                  (e) The Contracts identified in Schedule 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

                  (f) Schedule 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company and such bid, offer, award, written proposal or term sheet has not yet expired by its terms.

         2.11 LIABILITIES.

                  (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) liabilities that have been incurred by the Company since August 31, 1996 in the ordinary course of business and consistent with the Company's past practices in an aggregate amount that does not exceed $75,000;
(iii) liabilities under the Company Contracts currently in effect; and (iv) the liabilities identified in Schedule 2.11(a) of the Disclosure Schedule.

                  (b) Schedule 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of all (i) accounts payable of the Company as of August 31, 1996, and (ii) all notes payable and all outstanding indebtedness of the Company for borrowed money, including all amounts owed as accrued interest thereon as of August 31, 1996.

                  (c) BRIDGE DEBT AND OTHER CERTAIN LIABILITIES. As of the Closing Date, (i) the aggregate amount of the Company's Bridge Debt and all Additional Bridge Debt (including all accrued and unpaid interest thereon) shall not exceed $4,800,000, (ii) all fees incurred by the Company's investment banking and other financial advisors in connection with the transactions contemplated by this Agreement, all as set forth in Schedule 2.11(c), shall not exceed $120,000, (iii) all fees incurred by the Company's legal and accounting advisors to be borne by the Company shall not exceed $100,000, and (iv) all fees of the Bridge Debtholders' legal advisors to be borne by the Company shall not exceed $15,000. In addition, the amounts of $100,000 and $15,000 contemplated under clauses
(iii) and (iv) above shall have been paid at Closing with Additional Bridge Debt or available cash of the Company and shall not cause the amounts contemplated under clause (i) to exceed $4,800,000.

                  (d) Schedule 2.11(d) of the Disclosure Schedule sets forth all liabilities of the Company, including all out-of-pocket costs and expenses incurred by the Company's investment banking, legal and accounting advisors and the Bridge Debtholders' legal advisors, that are accrued or accruable, exclusive of all amounts set forth on Schedule 2.11(c) (the "Company Liabilities Schedule"), in sufficient detail to reasonably enable Parent to determine which liabilities were incurred by the Company, exclusive of all amounts set forth in
Schedule 2.11(c), except with respect to the aforesaid out-of-pocket costs and expenses otherwise than in connection with the transactions contemplated by this Agreement (the "Pre-Transaction Liabilities"). The Company shall deliver on the Closing Date an updated Company Liabilities Schedule setting forth the total Pre-Transaction Liabilities as of the Closing Date. As of the Closing Date, the Pre-Transaction Liabilities, net of any cash and accounts receivable of the Company, shall not be in excess of $200,000.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.12 of the Disclosure Schedule, since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, the failure to comply with which could have a Material Adverse Effect on the Company.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Schedule 2.13 of the Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Schedule 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Schedule 2.13 of the Disclosure Schedule are valid and in full force and effect, and to the best of the Company's knowledge, collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
Schedule 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.14 TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Tax Returns filed since inception.

                  (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 31, 1995 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                  (c) Except as set forth in Schedule 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Tax Return by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) of any Governmental Body relating to the Company Returns. Except as set forth in Schedule 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

                  (d) Except as set forth in Schedule 2.14 of the Disclosure Schedule, no claim or proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                  (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the

Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

                  (f) The Company is not subject to the reporting requirements of FIRPTA.

         2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) Schedule 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Employee Benefit Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Employee Benefit Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

                  (b) Except as set forth in Schedule 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

                  (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Schedule 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

                  (d) With respect to each Employee Benefit Plan, the Company has delivered to Parent:

                           (i) an accurate and complete copy of such Employee
Benefit Plan (including all amendments thereto);

                           (ii) an accurate and complete copy of the annual
report, if required under ERISA, with respect to such Employee Benefit Plan for 1995, 1994 and 1993;

                           (iii) an accurate and complete copy of the most
recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Employee Benefit Plan, and all material employee communications relating to such Employee Benefit Plan;

                           (iv) if such Employee Benefit Plan is funded through
a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                           (v) accurate and complete copies of all Material
Contracts relating to such Employee Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                           (vi) an accurate and complete copy of the most recent
determination letter received from the Internal Revenue Service with respect to such Employee Benefit Plan (if such Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code).

                  (e) The Company is not required to be, and, to the best of the knowledge of the Company, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                  (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

                  (g) Except as set forth in Schedule 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                  (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

                  (i) Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (j) Each of the Employee Benefit Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

                  (k) Except as set forth in Schedule 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will require the Company to make any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Employee Benefit Plan), or materially increase the benefits payable under any Employee Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (l) Schedule 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

                  (m) Schedule 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                  (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                  (o) Except as set forth in Schedule 2.15(o) of the Disclosure Schedule, the Company has no reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

                  (p) Each current employee of and consultant to the Company has, as of the Closing Date, entered into a confidential invention and assignment agreement with the Company.

         2.16 ENVIRONMENTAL MATTERS. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations known by the Company to be required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the

Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Schedule 2.16 of the Disclosure Schedule.

         2.17 INSURANCE. Schedule 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Schedule 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Schedule 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 1996, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 2.18 of the Disclosure Schedule, to the best of the Company's knowledge, since January 1, 1993; (a) no Related Party has, and no director, officer or 5% stockholder of the Company has, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, and no director, officer or 5% stockholder of the Company has been, indebted to the Company; (c) no director, officer or 5% stockholder of the Company and no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no director, officer, 5% stockholder of the Company, or Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no director, officer, 5% stockholder of the Company or Related Party has any claim or right against the Company (other than rights under Company Options and Company Warrants and rights relating to the Bridge Debt or to receive compensation for services performed as an employee of or consultant to the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party:" (i) each of the Bridge Debtholders; (ii) each of the Equity Holders; (iii) each individual who is, or who has at any time since inception been, an officer of the Company; (iv) each member of the immediate family of each of the individuals referred to in clauses "(ii)" and "(iii)" above; and (v) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(ii)", "(iii)" and "(iv)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

         2.19 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Schedule 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and to the best of the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Schedule 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the best knowledge of the Company, none of the Equity Holders or Bridge Debtholders are subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement; and subsequent to approval of this Agreement by the Company's stockholders, the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Schedule 2.21 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement to which the Company is a party, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

                  (b) with respect to the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                  (c) with respect to the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

                  (d) with respect to the Company, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Schedule 2.21 of the Disclosure Schedule and except for approval of this Agreement by the Company's stockholders and the filing of the Certificate of Merger with the Delaware Secretary of State, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.22 BROKERS AND FINDERS. Except as set forth in Schedule 2.22, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

         2.23 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, with respect to the representations, warranties and information made or provided by the Company, (i) contain any untrue statement of any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not misleading.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub, severally and jointly, represent and warrant as follows:

         3.1 DUE ORGANIZATION; CAPITALIZATION.

                  (a) Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the corporations is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole; and each has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

                  (b) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock, of which approximately 28,853,239 shares have been issued and are outstanding as of the date hereof and 15,000,000 shares of Preferred Stock, of which no shares were outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 100 shares have been issued and are outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent and Merger Sub have been duly and validly authorized and issued and are fully paid and nonassessable. Except as disclosed in Parent's reports filed with the SEC and Schedule 3.1(b) and as otherwise contemplated by this Agreement, there are no preemptive rights, warrants, subscriptions, options, puts, calls, or commitments of any character or obligating Parent or Merger Sub to issue, transfer, sell, purchase, deliver or redeem or cause to be issued, sold or repurchased, any shares of capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend or enter into any such option, warrant call, right, commitment or agreement.

                  (c) The Shares of Parent Common Stock comprising the Units (including the shares of Parent Common Stock to be issued upon exercise of the Parent Warrants comprising the Units) to be issued to the Bridge Debtholders of the Company pursuant to Section 1.5(a), and any shares of Parent Common Stock that may be issued to Equity Holders pursuant to Section 1.5(c) when delivered and issued by Parent pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable, will be issued in compliance with all applicable federal and state securities laws (or applicable exemptions therefrom) and will be free and clear of all Encumbrances (other than those arising from the application of the securities laws and those imposed by virtue of any acts or omissions of the respective Bridge Debtholders and Equity Holders of the Company).

         3.2 PARENT FINANCIAL STATEMENTS. The consolidated balance sheets of Parent as of December 31, 1995 and 1994 and related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, together with the notes thereto, audited by Ernst & Young LLP and included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the SEC, and the unaudited consolidated balance sheet of Parent as of June 30, 1996 and the related unaudited consolidated statements of operations and cash flows for the six months then ended contained in Parent's Quarterly Report or Form 10-Q filed for the six months ended June 30, 1996 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (except that financial statements for interim periods may not contain certain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in magnitude) the consolidated financial position of Parent at the dates and the results of operations, changes in financial position and cash flows of Parent for the periods stated therein.

         3.3 AUTHORITY; BINDING NATURE OF AGREEMENT; NO CONFLICT. Parent and Merger Sub each has the corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the provisions hereof, will require the approval of the stockholders of Parent, whether by operation of law, pursuant to the rules and regulations of the NASD, or otherwise, or (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent under any of the terms, conditions or provisions of (x) Parent's or Merger Sub's certificate of incorporation or bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which Parent may be bound, or to which the properties or assets of Parent may be subject, (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, or (iii) result in the creation of any Encumbrance upon any of the assets of Parent or Merger Sub.

         Other than in connection with or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the securities or blue sky laws of the various states or filings and the requirements of Section 251 of the Delaware General Corporation Law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger.

         3.4 SEC FILINGS. Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1995 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto.

         3.5 MATERIAL CHANGE. Except for the fact that Parent has continued to lose money since June 30, 1996, there has been no material adverse change in the assets, liabilities, condition, results of operations or business of Parent, and, to the best of the knowledge of Parent, no event has occurred that will, or could reasonably be expected to have, a Material Adverse Effect on the Company.

         3.6 APPROVAL OF MERGER. The Board of Directors of Merger Sub has recommended to its sole stockholder approval of this Agreement. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and such approval will not be modified, rescinded or revoked.

         3.7 FULL DISCLOSURE. This Agreement does not, with respect to the representations, warranties and information made or provided by Parent or Merger Sub, (i) contain any untrue statement of any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not misleading.

4. CERTAIN COVENANTS OF THE COMPANY.

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Parent and Parent's Representatives shall hold all information furnished to them pursuant to this Section 4.1 in confidence to the extent required by, and in accordance with, the provisions of the Mutual Nondisclosure Agreement.

         4.2 OPERATION OF THE COMPANY'S BUSINESS. Unless Parent otherwise agrees, during the Pre-Closing Period:

                  (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company, provided that the Company shall not be required to make any payments outside the ordinary course of business or enter into or amend any Company Contract outside the ordinary course of business, to the extent such Company Contract or amendment would have a Material Adverse Effect on the Company, to satisfy the foregoing obligation;

                  (c) the Company shall keep in full force all insurance policies identified in Schedule 2.17 of the Disclosure Schedule;

                  (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

                  (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

                  (f) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to issue Company Common Stock upon the exercise of outstanding Company Options, and (y) to issue shares of Series C Preferred Stock upon exercise of Company Warrants;

                  (g) except in connection with the transactions contemplated hereby, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1988 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement;

                  (h) the Company shall not amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $5,000 per month;

                  (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or

(ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

                  (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

                  (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel and/or salary advances to employees in the ordinary course of business), or (ii) incur (except to the extent contemplated by this Agreement) or guarantee any indebtedness, or (iii) repay any indebtedness to any of its stockholders or holders of any Company Promissory Notes;

                  (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $40,000;

                  (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

                  (p) the Company shall not make any Tax election;

                  (q) the Company shall not commence or settle any material Legal Proceeding;

                  (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

         4.3 NO SHOP. During the Pre-Closing Period, the Company shall not (and the Company shall cause their respective Affiliates not to), directly or indirectly through any officer, director, agent, partner, representative (including without limitation, investment bankers, attorneys and accountants) or otherwise:

                  (a) solicit, initiate, encourage the submission of or consider proposals or offers from any Person (other than Parent) relating to a possible Acquisition Transaction;

                  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to or otherwise cooperate with any Person (other than Parent) or assist or participate in any effort or attempt by any Person, relating to or in connection with a possible Acquisition Transaction; or

                  (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; provided, however, that notwithstanding any other provision of this Agreement
(i) the Company may engage in
discussion or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any Company Representatives after August 26, 1996) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets and
(ii) following receipt of a proposal for an Acquisition Transaction made in accordance with the foregoing clause (i), the Board of Directors of the Company may make disclosure thereof to the Company's stockholders, but in each case referred to in the foregoing clauses (i) and (ii) only to the extent that the Board of Directors of the Company shall conclude in good faith after consultation with the Company's counsel that failure to take such action would constitute a breach by the Board of Directors of the Company of its fiduciary obligations under applicable law. In the event that the Board of Directors makes any disclosure to the Company's stockholders as contemplated above, the Board of Directors shall also disclose to the Company's stockholders the existence of this Agreement and the potential liability of the Company for any breach of this Agreement.

                  (d) The Company shall promptly notify Parent in writing (in reasonable detail) of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company the Equity Holders or Bridge Debtholders during the Pre-Closing Period, except to the extent it is advised by its counsel that to do so would constitute a breach of the Board of Directors' fiduciary duties to the Company's stockholders under Delaware law.

         4.4 APPROVAL OF MERGER. The Company shall use its best efforts to encourage each Equity Holder entitled to vote on the Merger and each Bridge Debtholder whose vote is required to approve the terms of this Agreement and the Merger to vote in favor of this Agreement and the Merger; provided that the Company shall not be required to make any payments outside the ordinary course of business or enter into or amend any Company Contract outside the ordinary course of business to the extent such Company Contract or amendment would have a Material Adverse Affect on the Company to satisfy the foregoing obligation.

         4.5 NO TRANSFER OF SHARES. The Company shall not register the transfer of any shares of capital stock of the Company on the stock transfer ledger of the Company at any time prior to the Closing Date.

5. ADDITIONAL COVENANTS OF THE PARTIES.

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         5.2 COMPANY STOCKHOLDERS' MEETING. The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, call and hold a special meeting of its stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Stockholders' Meeting").

         5.3 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither party shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, except as otherwise required by law as reasonably deemed necessary or appropriate by the parties, without the other party's prior written consent, and (b) in the event either party determines public disclosure is necessary, it will use its best efforts to consult with and review such disclosure in advance with the other party.

         5.4 PRE-TRANSACTION FEE PAYMENTS. Parent shall promptly pay in cash following the Closing the Pre-Transaction Liabilities of the Company as set forth on the Company Liabilities Schedule; provided, however, that Parent shall not be obligated to pay any Pre-Transaction Liabilities in excess of $200,000.

         5.5 BEST EFFORTS. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

         5.6 TERMINATION OF EMPLOYEE PLANS. At the Closing, the Company shall terminate its 1988 Stock Option Plan, and shall ensure that no employee or former employee of the Company has any rights under such plan and that any liabilities of the Company under such plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

         5.7 BREAK-UP FEE. In the event, on or after September 30, 1996, Parent and the Company are no longer engaged in negotiations regarding the transactions contemplated by this Agreement, whether in the form of transaction specifically contemplated hereunder or otherwise, and (i) the Company shall not have unilaterally discontinued negotiations regarding the transactions contemplated under this Agreement, (ii) neither the Company nor any of the Equity Holders have breached any provision of this Agreement, (iii) the Company, the Equity Holders and the Bridge Debtholders have acted in good faith at all times during the negotiation process and (iv) Parent shall not have received or discovered any information (whether or not relating to the period prior to the date of this Agreement) that was not disclosed to Parent prior to the date of this Agreement, and that could reasonably be expected to have a Material Adverse Effect on Parent's willingness to pursue the transactions contemplated under this Agreement, then, on September 30, 1996 or, if later, the date thereafter that Parent and the Company have ceased to engage in negotiations regarding the transactions contemplated under this Agreement, Parent will pay to the Company the sum of $100,000. Nothing contained in this Section 5.7 shall be deemed to limit any other rights or remedies available to the Company arising by reason of the terms of this Agreement.

         5.8 DIRECTOR AND OFFICER LIABILITY.

                  (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who, immediately prior to the Effective Time, is a current or former officer or director of the Company or who prior to the Effective Time acted as a fiduciary under any employee benefit plan, and the heirs, executors and administrators of any such person to the same extent Parent indemnifies, defends and holds harmless each of its current officers and directors. Such indemnification obligations shall apply to any action, suit or proceeding, whether commenced before or after the Effective Time. Without limiting the foregoing, Parent shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

                  (b) Any determination which is required to be made with respect to whether an indemnified party's conduct complies with the standards set forth under Delaware law and any decision which is made as to the necessity for such determination shall be made by independent counsel chosen by Parent and reasonably satisfactory to the indemnified party. The fees and expenses of such counsel will be paid by Parent promptly after the submission of invoices by such counsel in accordance with its standard practices.

                  (c) This Section 5.8 shall survive the Effective Time, is intended to benefit the officers and directors of the Company (each of whom shall be entitled to enforce this Section 5.8 against Parent), and shall be binding on all successors and assigns of Parent.

         5.9 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

                  (a) During the Pre-Closing Period, each party shall promptly notify the others in writing of the discovery by such party of:

                           (i) any event, condition, fact or circumstance that
occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

                           (ii) any event, condition, fact or circumstance that
occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                           (iii) any breach of any covenant or obligation of
such party; and

                           (iv) any event, condition, fact or circumstance that
would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.9(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 7 has been satisfied.

         5.10 SECURITIES AND BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Units in connection with the transactions contemplated by this Agreement.

         5.11 EMPLOYEES AND EMPLOYEE BENEFITS.

                  (a) Employees of the Surviving Corporation shall be entitled to participate in plans generally applicable to all employees of Parent and its subsidiaries ("Parent Plans").

                  (b) From and after the Effective Time, the Surviving Corporation shall grant all employees of the Company who become employees of the Surviving Corporation credit for all services with the Company prior to the Effective Time for all purposes as if such service was service with the Parent. To the extent permissible under its applicable plans, the Surviving Corporation shall waive any pre-existing condition exclusion and actively-at-work requirements under any medical or dental benefit plan; provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in such plan by virtue of such pre-existing condition. To the extent permissible under its applicable plans, the Surviving Corporation shall provide that any covered expenses incurred on or before the Effective Time by an employee of the Company or such an employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of employees of Parent.

6. POST-CLOSING COVENANTS OF PARENT.

         6.1 USE OF PRIVATE PLACEMENT PROCEEDS; COMMERCIALLY REASONABLE EFFORTS.

                  (a) Parent shall spend $4.0 million to commercialize and advance IPM as a principal product of Parent and warrants Parent's highest priority efforts. The only circumstances under which Parent may decrease or cease commercialization of IPM prior to expending $4.0 million would be if Parent encounters critical problems with the commercialization of IPM, including problems related to IPM's safety, efficacy or economic viability, such as would render IPM, on a stand-alone basis, unsafe, ineffective or incapable of generating a reasonable, positive cash flow. After Parent has expended $4.0 million on the commercialization of IPM, Parent agrees to use commercially reasonable efforts to optimize commercialization of Earn-Out Products. For purposes of this Section 6.1, "commercially reasonable efforts" shall mean efforts consistent with sound and reasonable business practices.

                  (b) Upon the written request of Equity Holders' Representatives, Parent shall provide to such Equity Holders' Representatives within 10 business days of receipt of such request, a written report of all amounts expended by Parent on the commercialization of IPM as of the most recent practicable date. Parent shall make available to the Equity Holders' Representatives during normal business hours such records of Parent and its Affiliates as may be reasonably necessary to verify the accuracy of the written reports provided by Parent hereunder. The Equity Holders' Representatives may, at its sole expense, select an independent public accountant from a nationally recognized accounting firm and acceptable to Parent to assist the Equity Holders' Representatives in verifying the accuracy of the written reports provided by Parent hereunder. Equity Holders' Representatives may request a written report hereunder no more than one time during any consecutive twelve-month period.

         6.2 PATENT MATTERS.

                  (a) From and after the Effective Time, so long as it is consistent with sound and reasonable business practices and judgments, Parent shall, (i) prosecute all patent applications included in the Company Patents with a view toward obtaining the broadest coverage reasonably available, (ii) file and prosecute corresponding patent applications in other jurisdictions where patent protection on one or more claims may be available and (iii) maintain all patents included in the Company Patents or issued pursuant to a patent application referred to in clauses (i) and (ii).

                  (b) From and after the Effective Time, so long as it is consistent with sound and reasonable business practices and judgments, Parent shall prosecute any infringements of Company Patents of which it becomes aware. In the event any amount is recovered by Parent from the infringer, whether by judgment, award, decree or settlement, the amount of such recovery (after deducting all fees and expenses of prosecuting such infringement claim including attorneys' fees and expenses), including all amounts received for actual, special, consequential and punitive damages, shall be added to Total Net Sales for the period in which a settlement becomes effective or the judgment, award or decree becomes final after exhaustion or expiration of all available appeals for the purposes of calculating the Earn-Out Payments due to the Equity Holders.

         6.3 STATUS REPORTS. No less than annually, Parent shall deliver to the Equity Holders' Representatives a status report in reasonable detail with respect to those matters covered by the foregoing provisions of this Section 6.

         6.4 TRANSFER OF RIGHTS. Parent shall not sell or otherwise transfer its rights to any Earn-Out Products unless the purchaser or other transferee expressly assumes the obligations of Parent under this Agreement with respect to such Earn-Out Products.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

         The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule other than the Disclosure Schedule Amendment, and without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         7.3 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the holders of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast with respect to the approval thereof. In addition, the holders of a majority of the outstanding shares of Company Common Stock voting as a separate class shall have approved this Agreement and the Merger.

         7.4 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Schedule 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         7.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by Metro Realty Trust;

                  (b) a legal opinion of Nutter, McClennen & Fish, LP, dated as of the Closing Date, to the effect of Exhibit G; and

                  (c) written resignations of all directors of the Company, effective as of the Effective Time.

         7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by

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
any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         7.7 NO LEGAL PROCEEDINGS. No Governmental Authority shall have commenced or threatened to commence and no Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

         7.8 TERMINATION OF EMPLOYEE PLANS. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 2.15.

         7.9 LOCK-UP AGREEMENTS. Each of the Bridge Debtholders identified on
Schedule 1.5(a) who receive Units of Parent under Section 1.5(a) shall enter into lock-up agreements substantially in the form of Exhibit H. Such agreements may be modified, rescinded or revoked only upon the approval of (i) Parent and
(ii) the Bridge Debtholders holding a majority of the shares of Common Stock (on an as-if-converted basis) subject to such lock-up agreements.

         7.10 EXCHANGE OF BRIDGE DEBT AND WARRANT TERMINATION AGREEMENT. Each of the Bridge Debtholders of the Company, as set forth in Schedule 1.5(a), shall have entered into and delivered to Parent the Exchange of Bridge Debt and Warrant Termination Agreement substantially in the form of Exhibit E.

         7.11 PRE-TRANSACTION LIABILITIES. The Pre-Transaction Liabilities, net of any cash and accounts receivable of the Company as of the Closing Date, shall not be in excess of an aggregate of $200,000.

         7.12 DISSENTING SHARES. The Company shall have provided Parent a true and complete list of the names of all Dissenting Equity Holders and the number and class of shares of capital stock of the Company held by such Dissenting Equity Holders. The Dissenting Equity Holders, if any, shall beneficially hold an aggregate of no more than ten percent (10%) of the total number of shares of capital stock of the Company, determined on a fully diluted, as-if-converted to Common Stock basis, outstanding immediately prior to the Effective Time.

         7.13 NO MATERIAL CHANGE. Except for the fact that the Company continues to lose money, there shall not have been a material adverse change in the assets, liabilities, results of operation or business of the Company since August 31, 1996.

         7.14 NOTICE OF LIQUIDATION PREFERENCE ELECTION. Parent shall have received from the Company a copy of all written notices delivered to the Company by the holders of Company Series A Preferred Stock and Company Series C Preferred Stock pursuant to Section 1.5(e)(iii).

         7.15 RECEIPT OF COMPANY PROMISSORY NOTES OR AFFIDAVITS AND INDEMNITY AGREEMENTS. Parent shall have received from the Bridge Debtholders the Company Promissory Notes held by such Bridge Debtholders or, if any of such Company Promissory Notes shall have been lost, stolen or destroyed, an affidavit of loss and indemnity agreement reasonably satisfactory to Parent with respect to such Company Promissory Notes; provided, however, that this condition shall be deemed satisfied if the aggregate amount of Bridge Debt with respect to which Company Promissory Notes or affidavits or indemnity agreements relating thereto are not received does not exceed $415,000 (which amount shall include any accrued interest thereon).

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

         The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving double effect to any "Material Adverse Effect" or other materiality qualifications contained in such representations and warranties).

         8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         8.3 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         8.4 PRIVATE PLACEMENT. The Private Placement shall have been completed and the proceeds thereof received by Parent without restriction on Parent's ability to use such proceeds for the purpose set forth in Section 6.1(a).

         8.5 LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq Stock Market, Inc. of a Notification Form for Listing of Additional Shares with respect to the shares of Parent's Common Stock issuable as part of the Units shall have been made.

         8.6 NO MATERIAL CHANGE. Except for the fact that Parent continues to lose money, there shall not have been a material adverse change in the assets, liabilities, conditions, results of operations or business of Parent since June 30, 1996.

         8.7 DELIVERY OF UNITS. The Units to be issued to each of the Bridge Debtholders upon Closing shall have been delivered to the Bridge Debtholders or their counsel.

         8.8 COOLEY GODWARD LLP LEGAL OPINION. The Company shall have received a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect of Exhibit I.

         8.9 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the holders of shares of capital stock of the Company entitled to cast a majority of the votes entitled to be cast with respect to the approval thereof. In addition, the holders of a majority of the outstanding shares of Company Common Stock voting as a separate class shall have approved this Agreement and the Merger.

         8.10 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Section 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         8.11 NO LEGAL PROCEEDINGS. No Governmental Authority shall have commenced or threatened to commence and no Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by the Bridge Debtholders or Equity Holders of any material right granted to such Bridge Debtholders and Equity Holders hereunder.

9. TERMINATION AND AMENDMENT.

         9.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

                  (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                  (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (c) by Parent if the Closing has not taken place on or before November 15, 1996 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

                  (d) by the Company if the Closing has not taken place on or before November 15, 1996 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

                  (e) by the mutual consent of Parent and the Company.

         9.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a) or Section 9.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to Section 5.3; (c) the parties shall, in all events, remain bound by and continue to be subject to Section 4.1, with respect to the parties' obligations to maintain information furnished to the other party confidential in accordance with the Mutual Nondisclosure Agreement, and (d) Parent shall, in all events, remain bound by and continue to be subject to Section 5.7.

         9.4 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Merger Sub; provided, however, that after any approval of the transactions contemplated by this Agreement by a party's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which is not in compliance with Section 251(d) of the Delaware General Corporation Law.

         9.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 9.4, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and
(c) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.

         10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) The representations, warranties and covenants made by the Company (including the representations, warranties and covenants set forth in Section 2, Section 4 and Section 5) shall survive the Closing and shall expire on the first anniversary of the Closing Date;

provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Parent Indemnitee (acting in good faith) delivers to the Equity Holders' Representatives a written notice alleging the existence of an inaccuracy in or a breach of any of the representations, warranties or covenants made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations, warranties, covenants and obligations of the Company and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives, provided, however, that there shall be no liability for any matter disclosed to Parent pursuant to
Section 5.9 and which Parent expressly waives as a condition to closing. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

                  (b) Except with respect to Section 5.8 and except that the representations of Parent set forth in Section 3.1(c) with respect to the shares of Parent Common Stock that may be issued to Equity Holders pursuant to Section 1.5(c) shall expire on the first anniversary of the date of any such issuance, the representations, warranties and covenants made by Parent and Merger Sub (including the representations, warranties and covenants set forth in Section 3 and Section 5) shall survive the Closing and shall expire on the first anniversary of the Closing Date, provided however, that if, at any time prior to the first anniversary of the Closing Date or the date of issuance of Parent Common Stock pursuant to Section 1.5(c), as the case may be, any Company Indemnitee (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations, warranties and covenants made by Parent or Merger Sub (and setting forth in reasonable detail the basis for such Company Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim based on such alleged inaccuracy or breach, and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach then the claim asserted in such notice shall survive the first anniversary of the Closing Date or the date of issuance of Parent Common Stock pursuant to Section 1.5(c), as the case may be, until such time as such claim is fully and finally resolved. The representations, warranties, covenants and obligations of the Parent and Merger Sub and the rights and remedies that may be exercised by the Company Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Company Indemnitees or any of their Representatives, provided, however, that there shall be no liability for any matter disclosed to the Company pursuant to
Section 5.9 and which the Company expressly waives as a condition to closing.

         10.2 INDEMNIFICATION.

                  (a) From and after the Effective Time (but subject to Section 10.1(a) and Section 10.3), the Equity Holders shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent

Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty, or covenant set forth in Section 4. If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any such representation, warranty, covenant set forth in Section 4, or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

                  (b) From and after the Effective Time (but subject to Section 10.1(b)), Parent shall hold harmless and indemnify each of the Company Indemnitees from and against, and shall compensate and reimburse each of the Company Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty, or covenant set forth in Section 5.

         10.3 LIMITATIONS ON INDEMNIFICATION.

                  (a) RIGHT OF OFFSET FOR INDEMNIFICATION CLAIMS BY PARENT. In the event Parent or the Surviving Corporation shall suffer any Damages entitled to indemnification under this Section 10, Parent's and the Surviving Corporation's sole recourse, other than claims related to fraud, shall be to offset any such Damages against any Earn-Out Payments, Milestone Payment or any other payments otherwise due to the Equity Holders in an aggregate amount not to exceed (i) $500,000 plus (ii) an additional amount equal to ten percent (10%) of any Earn-Out Payments, Milestone Payment or any other payments paid or otherwise payable (without reduction for the $500,000 referred to in clause (i)) to the Equity Holders.

                  (b) INDEMNIFICATION BY PARENT. In the event a Company Indemnitee shall suffer any Damages and be entitled to indemnification under this Section 10 as a result of a breach of a representation or warranty of Parent or Merger Sub contained in Section 3 of this Agreement, Parent's liability for indemnification shall be limited to (i) $500,000 plus (ii) an additional amount equal to ten percent (10%) of any Earn-Out Payments, Milestone Payment or any other payments paid or otherwise payable (without reduction for the $500,000 referred to in clause (i)) to the Equity Holders. The foregoing limitations on indemnification do not apply to Damages for which a Company Indemnitee may be entitled to indemnification and arising out of a breach of any post-closing covenant of Parent contained in Section 6 of this Agreement.

         10.4 NO CONTRIBUTION. Each Equity Holder and each Company Indemnitee waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

         10.5 PROCEDURE FOR INDEMNIFICATION.

                  (a) If any party entitled to indemnification under Section
10.2 (which for purposes of this Section 10.5 and Section 10.7 shall include the Surviving Corporation and Parent) (the "Indemnified Party") shall receive notice or otherwise learn of the assertion by any other Person of any claim or of the commencement by any such Person of any action (a "Third Party Claim") with respect to which a party may be obligated to provide indemnification pursuant to
Section 10.2 (the "Indemnifying Party"), such Indemnified Party shall give written notice thereof to the Indemnifying Party (or to the Equity Holders' Representatives if the Indemnifying Party is an Equity Holder) within 10 business days after becoming aware of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice as provided in this
Section 10.5 shall not relieve the Indemnifying Party of its obligations under
Section 10.2, except to the extent that the Indemnifying Party actually is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Damages that has been or may be sustained by such Indemnified Party. Thereafter, such Indemnified Party shall deliver to the Indemnifying Party (or to the Equity Holders' Representatives if the Indemnifying Party is an Equity Holder) within 5 business days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim (including court papers).

                  (b) In case any Third Party Claim is brought against a Parent Indemnitee, the Equity Holders' Representatives will be entitled to participate in and to assume the defense thereof to the extent that they may wish, with counsel reasonably satisfactory to such Parent Indemnitee, and after notice from the Equity Holders' Representatives of their election so to assume the defense thereof, the Equity Holders will not be liable to such Parent Indemnitee for any legal or other expenses subsequently incurred by such Parent Indemnitee in connection with the defense thereof.

                  (c) If the Equity Holders' Representatives choose to defend or to seek to compromise or settle any Third Party Claim, each related Parent Indemnitee shall make available to the Equity Holders' Representatives any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

                  (d) No Third Party Claim made against any Indemnified Party shall be settled without the prior written consent of the Indemnifying Party. Notwithstanding anything else in this Section 10.5 to the contrary, neither the Equity Holders' Representatives nor any Parent Indemnitee shall settle or compromise any Third Party Claim unless such settlement or compromise contemplates as an unconditional term thereof of the giving by such claimant or plaintiff to each related Parent Indemnitee a written release from all liability with respect to such Third Party Claim.

                  (e) In the event of payment by the Equity Holders to any Parent Indemnitee in connection with any Third Party Claim of the full amount payable under Section 10.2 in respect thereof, the Equity Holders shall be subrogated to and shall stand in the place of such Parent Indemnitee as to any events or circumstances in respect of which such Parent Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or as against any other Person. In such event, such Parent Indemnitee shall cooperate with the Equity Holders in a reasonable manner, and at the cost and expense of the Equity Holders, in prospecting any subrogated right or claim.

         10.6 EXERCISE OF REMEDIES BY PARENT INDEMNITEES OTHER THAN PARENT. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         10.7 LIMITATIONS ON INDEMNIFICATION.

                  (a) No Indemnifying Party shall have liability under Section
10.2 except to the extent that the damages exceed $100,000 in the aggregate, in which event the Indemnifying Party shall be liable for all damages, subject to the provisions of this Section 10.

                  (b) Damages shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the loss giving rise to the claim for Damages.

11. REGISTRATION OF THE SECURITIES; COMPLIANCE WITH THE SECURITIES ACT.

         11.1 RESTRICTIONS ON TRANSFER.

                  (a) Each certificate representing shares of Parent Common Stock and Parent Warrants (including any shares of Parent Common Stock issued upon exercise of Parent Warrants) to be issued to Equity Holders and/or Bridge Debtholders pursuant to this Agreement (collectively, the "Securities") shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR CERTAIN STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND

         PARENT SHALL HAVE RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR PARENT, THAT SUCH AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

                  (b) Parent shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the Securities shall have been registered under the Securities Act or if the holder shall have obtained an opinion of counsel (which counsel may be counsel to Parent) reasonably acceptable to Parent to the effect that the Securities proposed to be disposed of may lawfully be so disposed of without registration or qualification.

                  (c) any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such Securities shall be removed upon receipt by Parent of an order of the appropriate blue sky authority authorizing such removal.

         11.2 REGISTRATION PROCEDURES AND EXPENSES. Parent shall:

                  (a) as soon as practicable (but in any event within 3 business days following the issuance of Securities pursuant to Section 1.5(a) and within 30 days following the issuance of Securities pursuant to Section 1.5(c) (each an "Issuance")), prepare and file with the SEC a registration statement (each a "Registration Statement" and collectively, the "Registration Statements") in order to register with the SEC the sale of such Securities by the Equity Holders or Bridge Debtholders from time to time through underwriters, agents or otherwise, in negotiated or market transactions or through the automated quotation system of the Nasdaq or the facilities of any national securities exchange on which Parent's Common Stock or Warrants are then traded or in privately negotiated transactions;

                  (b) use commercially reasonable efforts, subject to the receipt of necessary information from the Equity Holders and Bridge Debtholders, to cause each Registration Statement to become effective promptly after such Registration Statement is filed by Parent,

                  (c) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to each Registration Statement and each prospectus used in connection therewith as may be necessary to keep the Registration Statements effective for a period of three years following the Issuance (the "Registration Period") or, if earlier, until all of the Securities have been sold pursuant thereto (provided that Parent shall not be deemed to have used its best efforts to keep the Registration Statements effective if it voluntarily takes any action that would result in the Equity Holders or Bridge Debtholders not being able to sell any of their respective Securities pursuant to the Registration Statement unless (i) such action is required under applicable law or taken by Parent in good faith and for valid business reasons, including without limitation the acquisition or divestiture of assets and (ii) Parent promptly (but in any event within 30 days) files such amendments and supplements with the SEC; provided, however, that Parent may not exercise its rights under this Section more frequently than one time in any twelve-month period);

                  (d) furnish to the Equity Holders and Bridge Debtholders with respect to the Securities registered under the Registration Statement such number of copies of the Registration Statement (and exhibits thereto), prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, in order to facilitate the public sale or other disposition of all or any of the Securities by the Purchaser; provided, however, that the obligation of Parent to deliver copies of prospectuses or preliminary prospectuses to the Equity Holders and Bridge Debtholders shall be subject to the receipt by Parent of reasonable assurances from the Equity Holders and Bridge Debtholders that the Equity Holders and Bridge Debtholders will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses;

                  (e) file documents required of Parent for normal blue sky clearance in states reasonably specified in writing by any Equity Holder and Bridge Debtholder; provided, however, that Parent shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

                  (f) file with the Nasdaq Stock Market, Inc. a Notification Form for Listing of Additional Shares with respect to the Securities and pay all fees and expenses incurred in connection therewith;

                  (g) bear all expenses in connection with the procedures of this Section 11.2 and the registration of the Securities pursuant to the Registration Statement; and

                  (h) file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Parent is not required to file such reports, it will, upon the request of any Equity Holder and Bridge Debtholder, timely make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act) and it will take such further action as any Equity Holder and Bridge Debtholder may reasonably request, all to the extent required from time to time to enable the Equity Holders and Bridge Debtholders to sell their respective Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of an Equity Holder or Bridge Debtholder, Parent shall deliver to such Equity Holder or Bridge Debtholder a written statement as to whether it has complied with such requirements.

         11.3 TRANSFER OF SECURITIES AFTER REGISTRATION. The Equity Holders and Bridge Debtholders agree that they will not effect any disposition of the Securities or their right to purchase the Securities that would constitute a sale within the meaning of the Securities Act in violation of the Securities Act and that they will promptly notify Parent of any changes in the information set forth in the Registration Statement regarding the Equity Holders or the Bridge Debtholders as provided by the Equity Holders or Bridge Debtholders in writing to Parent or their plan of distribution.

11.4 INDEMNIFICATION.

                  (a) the term "Selling Securityholder" shall mean the Equity Holders who receive Securities pursuant to the terms of this Agreement, if any, and the Bridge Debtholders and, if any of the Equity Holders or Bridge Debtholders is an institution, then such Equity Holder's or Bridge Debtholder's directors or trustees, officers and employees and each person who controls the Equity Holder or Bridge Debtholder within the meaning of the Securities Act;

                  (b) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 11.2; and

                  (c) the term "untrue statement" shall include any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any omission or alleged omission to state in the Registration Statement of a material fact required to be stated therein or necessary to make the statements therein.

         Parent agrees to indemnify and hold harmless each Selling Securityholder and their respective partners, directors and officers and each person, if any, who controls the Selling Securityholders within the meaning of
Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which such Selling Securityholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (including legal fees and other expenses incurred in the investigation and defense thereof) arise out of, or are based upon, any untrue statement or arise out of any failure by Parent to fulfill any undertaking included in the Registration Statements or any violation by Parent of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to Parent, and Parent will reimburse such Selling Securityholder or such officer, director or controlling person for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statements in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Selling Securityholder specifically for use in preparation of the Registration Statements, or the failure of such Selling Securityholder to comply with the covenants and agreements contained in Section 11.3 hereof respecting sale of the Securities or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Securityholder prior to the written confirmation of the pertinent sale or sales by the Selling Securityholder.

         The Selling Securityholders agree to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any losses, claims, damages or liabilities to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 11.3 hereof respecting sale of the Securities, or any untrue statement contained in the Registration Statement on their respective dates of effectiveness if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Selling Securityholder specifically for use in preparation of the Registration Statement, and the Selling Securityholder will reimburse Parent (or such officer, director or controlling person), as the case may be, for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the liability of the Selling Securityholder hereunder be greater in amount than the dollar amount of the proceeds received by the Selling Securityholder upon the sale of Securities giving rise to such indemnification obligation.

         Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 11.4, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties. The failure of any indemnified party to notify an indemnifying party of any claim against such indemnified party in respect of which indemnity may be sought hereunder shall not relieve the indemnifying party from any liability unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party.

         11.5 CONTRIBUTION. If the indemnification provided for in this Section 11 is unavailable to the indemnified parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments in such proproportion as to reflect the relative fault of Parent on the one hand and each Selling Securityholder on the other in connection with the statements, omissions or acts which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of Parent on the one hand and of each Selling Securityholder on the other shall be determined by reference to, among other things, the acts of Parent and of each Selling Securityholder that gave rise to the losses, claims, damages, liabilities or judgments referred to herein, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the party's relative intent, knowledge, access to information and opportunity to correct of fraudulent misrepresentation (within the meaning of subsection 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         11.6 TERMINATION OF CONDITIONS AND OBLIGATIONS. Notwithstanding anything stated herein to the contrary, the conditions precedent imposed by this
Section 11 upon the transferability of the Securities shall cease and terminate as to any particular number of the Securities when such Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Securities or at such time as an opinion of counsel satisfactory to Parent shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act; provided, however, the indemnity and contribution agreements contained in this Section 10 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any indemnified party or by or on behalf of Parent and (iii) the consummation of the sale or successive resale of the Securities.

         11.7 INFORMATION AVAILABLE. So long as the Registration Statement is effective covering the resale of Securities owned by the Selling
Securityholders, Parent will furnish to the Selling Securityholders:

                  (a) as soon as practicable after available (but, in the case of Parent's Annual Report to Stockholders, within 120 days after the end of each fiscal year of Parent), one copy of (i) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants), (ii) its Annual Report on Form 10-K, (iii) its quarterly reports on Form 10-Q, and (iv) a full copy of the particular Registration Statement covering the Securities (the foregoing, in each case, excluding exhibits);

                  (b) upon the reasonable request of any Selling Securityholder, all exhibits excluded by Parenthetical to paragraph (a) of this Section 11.7; and

                  (c) upon the reasonable request of any Selling Securityholder, an adequate number of copies of the prospectuses to supply to any other party requiring such prospectuses.

         11.8 SUCCESSORS AND ASSIGNS. The provisions of this Section 11 shall inure to the benefit of, and be binding upon, any and all transferees of the Securities by any Selling Securityholder.

12. EQUITY HOLDERS' REPRESENTATIVES

         12.1 APPOINTMENT. By virtue of the affirmative vote approving the Merger and this Agreement, the stockholders of the Company shall irrevocably appoint Johanna T. Chao,

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
Dynamics Technology, Inc., and Tullis-Dickerson & Co., Inc. (the "Equity Holders' Representatives") to act as attorneys-in fact of said stockholders with authority to make all decisions on behalf of said stockholders with respect to any matters arising with respect to any Earn-Out Payments or Milestone Payment (including matters arising under Section 6 or any claims for indemnification under Section 10 or Section 11 hereof); and any decisions of the Equity Holders' Representatives with respect to any thereof shall be final and binding on them. Without limiting the foregoing, the Equity Holders' Representatives are authorized on behalf of all stockholders of the Company to (i) object to a claim for indemnification under Section 10 hereof, (ii) settle or compromise any claim for such indemnification; (iii) assume responsibility for all matters arising under Section 6 hereof; (iv) interpret on behalf of all such stockholders all of the terms and provisions of this Agreement; (v) generally to represent all stockholders of the Company and their heirs, personal representatives, successors and assigns with respect to all matters arising under this Agreement; and (vi) to vary the amount of Earn-Out Payments due on sales of Earn-Out Products, to negotiate a buy-out of the Earn-Out Payments or make any other similar decision on behalf of the Equity Holders; provided, however, that any such change contemplated by this subsection (vi) (but not by any other subsection) shall be subject to approval of the holders of a majority of the percentages reflected in the Allocation Schedule. The Equity Holders' Representatives are authorized to retain counsel to assist them in matters relating to this Agreement and their obligations hereunder or thereunder, including the dispute of any claims. The Equity Holders' Representatives shall act by majority vote.

         12.2 COMPENSATION.

                  (a) In consideration of the services to be provided to the Equity Holders by the Equity Holders' Representatives, each Equity Holders' Representative shall be compensated at the rate of $1,000 per day. In addition, the Equity Holders' Representatives shall be entitled to reimbursement of all expenses incurred by them in connection with this Agreement and their obligations hereunder, including fees and expenses of counsel retained by them.

                  (b) In order to assist in the fulfillment of the Equity Holders' obligations under Section 12.2(a), Parent shall, at the beginning of each calendar year, pay to the Equity Holders' Representatives the total sum of $12,000. Upon the payment by Parent of the initial Milestone Payment or Earn-Out Payment, Parent shall be entitled to reimbursement, prior to any payments to be made to the Equity Holders pursuant to Section 1.5(b) and 1.5(c), of all amounts previously paid to the Equity Holders' Representatives pursuant to this subsection (b). In the event the Milestone Payment or Earn-Out Payments are not sufficient to reimburse in full all amounts due to Parent under this subsection
(b), the amounts not reimbursed shall be carried forward and deducted from the next payment(s) of Milestone Payment or Earn-Out Payment until all amounts due to Parent hereunder have been reimbursed.

                  (c) After the initial distribution of the Milestone Payment or Earn-Out Payments to the Equity Holders, to further assist in the fulfillment of the Equity Holders' obligations under Section 12.2(a), Parent shall, at the beginning of each calendar year, pay to the Equity Holders' Representatives out of the Milestone Payment or Earn-Out Payments and prior to any payments to be made to the Equity Holders pursuant to Section 1.5(b) or 1.5(c), the total sum of $12,000.

                  (d) All compensation due the Equity Holders' Representatives and all expenses incurred by the Equity Holders' Representatives in connection with this Agreement that are not otherwise covered by the amounts to be paid to the Equity Holders' Representatives under subsection (b) or subsection (c) above, shall be paid by the Equity Holders pro rata in accordance with their respective interests as Equity Holders. The Equity Holders' Representatives may direct Parent to pay from any Earn-Out Payments or Milestone Payment otherwise due to the Equity Holders, prior to such payment and pro rata among Equity Holders in accordance with their respective interests as Equity Holders, any amounts due the Equity Holders' Representatives pursuant to this subsection (d), and Parent shall honor any such direction and pay to the Equity Holders only such amounts, if any, remaining after making the payments to the Equity Holders' Representatives required by this Section .

                  (e) No less than annually, the Equity Holders' Representatives shall deliver to the Equity Holders a status report in reasonable detail with respect to all matters affecting the Equity Holders' rights granted hereunder, including any relevant information obtained by the Observer in connection with such Observer's attendance at Board meetings.

         12.3 SUCCESSION. Any Equity Holders' Representatives, or any successor to him or her hereafter appointed, may resign and shall be prospectively discharged of his or her duties. In case of such resignation, or the death or inability to act of any such member, a successor or successors shall be named by the remaining Equity Holders' Representatives or, if no replacement is so appointed within forty-five (45) days of such resignation, death or inability to act, by written agreement of the Equity Holders holding a majority of the interests of the Equity Holders in the Earn-Out Payments and the Milestone Payment. Each successor Equity Holders' Representatives shall have all the power, authority, rights and privileges hereby conferred upon the original Equity Holders' Representatives, and the Equity Holders' Representatives as used herein shall be deemed to include such successor(s).

         12.4 LIABILITY OF THE EQUITY HOLDERS' REPRESENTATIVES TO EACH OTHER AND TO THE EQUITY HOLDERS. The Equity Holders' Representatives shall have no duties or responsibilities except those expressly set forth in this Agreement. The Equity Holders' Representatives may act upon any instrument or other writing believed by them in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection herewith or therewith, except for their own willful misconduct. The Equity Holders' Representatives may retain counsel and act with respect to this Agreement and their obligations hereunder on the advice of such counsel. The Equity Holders' Representatives shall be, and each of them hereby is, jointly and severally indemnified and saved harmless by the Equity Holders from all losses, liabilities, damages, penalties, judgments, suits, costs and expenses (including legal fees) which they, or any of them, may incur in connection with this Agreement, provided that there shall be no such indemnification for any action taken or omitted by the Equity Holders' Representatives, or any of them, for which they, or any of them, shall have been adjudged to have committed willful misconduct. The Equity Holders' Representatives shall not be responsible to the Equity

Holders for any failure by any party hereto to perform their obligations hereunder. As to any matters not expressly provided for in this Agreement, the Equity Holders' Representatives shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with the written instructions of Equity Holders holding a majority of the interests of the Equity Holders in the Earn-Out Payments and the Milestone Payment (including members of the Equity Holders' Representatives), and such instructions or any action or failure to act pursuant thereto shall be binding upon all Equity Holders.

         12.5 RIGHT OF PARENT TO RELY; EXCULPATION OF PARENT. From and after the Effective Time, Parent shall be entitled to deal exclusively with the Equity Holders' Representatives on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equity Holder by the Equity Holders' Representatives, and on any other action taken or purported to be taken on behalf of any Equity Holder by the Equity Holders' Representatives, as fully binding upon such Equity Holder. Parent may act upon any directions, instrument or other writing presented by the Equity Holders' Representatives and believed by Parent in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with any acts so undertaken by Parent.

13. MISCELLANEOUS PROVISIONS.

         13.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         13.2 ARBITRATION. Any dispute, controversy or claim arising out of or relating to the Earn-Out Payments, Milestone Payments or post-closing covenants contained in Section 6 hereof, shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

         13.3 FEES AND EXPENSES. Except as set forth in Section 1.5(a), each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (i) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement,
(iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (iv) the consummation of the Merger.

         13.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         13.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

         IF TO PARENT:

         4350 Executive Drive, Suite 325
         San Diego, CA 92121
         Attn:  Chief Executive Officer

         WITH A COPY TO:

         Cooley Godward LLP
         4365 Executive Drive, Suite 1100
         San Diego, CA 92121
         Attn:  Carl R. Sanchez, Esq.

         IF TO THE COMPANY:

         313 Pleasant Street
         Watertown, MA 02172
         Attn: Chief Executive Officer

         WITH A COPY TO:

         Nutter, McClennen & Fish, LLP
         One International Place
         Boston, MA 02110
         Attn:  Constantine Alexander, Esq.

         IF TO THE EQUITY HOLDERS' REPRESENTATIVES:

         Tullis-Dickerson & Co., Inc.
         1 Greenwich Plaza
         Greenwich, CT 06830-6352
         Attn:  Thomas P. Dickerson

         WITH COPIES TO:

         Battle Fowler LLP
         75 East 55th Street
         New York, NY  10022
         Attn:  Frank T. Cannone, Esq.

         Nutter, McClennen & Fish, LLP
         One International Place
         Boston, MA 02110
         Attn:  Constantine Alexander, Esq.

         IF TO BRIDGE DEBTHOLDERS:

         Battle Fowler LLP
         75 East 55th Street
         New York, NY 10022
         Attn:  Thomas E. Kruger, Esq.

         13.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 5.3, on and at all times after the Closing Date, each Equity Holder and Bridge Debtholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Equity Holders' and Bridge Debtholders' possession that relates to the business of the Company or Parent; provided, however, that the obligations contained in this Section shall terminate as to any information which is, or becomes, in the public domain other than as a result of any breach of this Section .

         13.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         13.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         13.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         13.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

         13.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Equity Holders; the Bridge Debtholders; Parent; Merger Sub; the Parent Indemnitees (subject to
Section 10.6); the Company Indemnitees; and the respective heirs, personal representatives, successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), and the Equity Holders, Bridge Debtholders and EGS Securities Corp. may freely assign any or all of their rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         13.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         13.13 WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         13.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto, except as otherwise specifically contemplated by Section 12.1.

         13.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         13.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.5, (including 1.5(a) and 1.5(e)(v) with respect to EGS Securities Corp.), 1.6, 1.10, 5.11, 10, 11 (with respect to indemnification) none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any) and the Bridge Debtholders to the extent contemplated by Section 13.19.

         13.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual NonDisclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

         13.18 CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections " and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         13.19 BRIDGE DEBTHOLDERS AND OTHERS AS THIRD PARTY BENEFICIARIES. Subject to the limitations set forth herein, the terms of this Agreement, including without limitation, the representations and warranties of Parent and Merger Sub contained in this Agreement are intended to benefit the Bridge Debtholders and shall inure to and benefit such Bridge Debtholders as third party beneficiaries. Solely with respect to the indemnification obligations of Parent under Section 5.8, the persons referred to in Section 5.8 are intended to be third party beneficiaries and such indemnification obligations shall inure to and benefit such persons as third party beneficiaries. EGS Securities Corp. is intended to be a third party beneficiary of the agreements contained in Section 1.5(a)(i), Section 1.5(a)(ii) and Section 1.5(e)(v) and Section 11 as such sections apply to EGS Securities Corp. and such agreements shall inure to and benefit EGS Securities Corp. as a third party beneficiary. The Equity Holders are intended to be third party beneficiaries of the agreements contained in
Section 10 and Section 11 and such agreements shall inure to and benefit the Equity Holders as third party beneficiaries.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                    CYPRESS BIOSCIENCE, INC.,
                                    a Delaware corporation


                                By:___________________________________________
                                         Jay Kranzler, Chief Executive Officer



                                    CYPRESS ACQUISITION SUB, INC.,
                                    a Delaware corporation


                                By:___________________________________________
                                         Jay Kranzler, Chief Executive Officer



                                    PRP, INC.,
                                    a Delaware corporation


                                By:___________________________________________

                                         Name:________________________________

                                         Title:_______________________________



                         SIGNATURE PAGE TO AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets (or any interest therein);

                  the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company;

                  any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any liquidation, dissolution or winding up of the Company; or

                  the incurrence of any additional debt by or the encumbrance of any assets of the Company not otherwise contemplated by the Agreement.

         ADDITIONAL BRIDGE DEBT. "Additional Bridge Debt" shall have the meaning set forth in Section 1.5(a)(i).

         AFFILIATES. "Affiliates" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, a specified Person.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         ALLOCATION SCHEDULE. "Allocation Schedule" shall have the meaning set forth in Section 1.5(e)(i).

         AUDITOR. "Auditor" shall have the meaning set forth in Section
1.5(b)(v).

         AUDITOR'S DECISION. "Auditor's Decision" shall have the meaning set forth in Section 1.5(b)(v).

         BOARD.  "Board" shall have the meaning set forth in Section 1.10.

         BRIDGE DEBT. "Bridge Debt" shall mean the aggregate amount of all outstanding indebtedness under Company Promissory Notes, plus all accrued and unpaid interest and late charges, if any, thereon.

         BRIDGE DEBTHOLDERS. "Bridge Debtholders" shall mean those Persons set forth on Schedule 1.5(a).

         CERTIFICATE OF MERGER. "Certificate of Merger" shall mean that document set forth as Exhibit B of the Agreement.

         CLOSING. "Closing" shall have the meaning set forth in Section 1.3.

         CLOSING DATE. "Closing Date" shall have the meaning set forth in
Section 1.3.

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         COMMON STOCK PERCENTAGE. "Common Stock Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(2).

         COMPANY. "Company" shall mean PRP, Inc.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

         COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall mean those financial statements set forth in Section 2.4(a).

         COMPANY INDEMNITEES. "Company Indemnitees" shall mean the following
Persons: (a) the Equity Holders; (b) the Bridge Debtholders; (c) the Company's current Affiliates; (d) the respective Representatives of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

         COMPANY LIABILITIES SCHEDULE. "Company Liabilities Schedule" shall have the meaning set forth in Section 2.11(c).

         COMPANY OPTIONS. "Company Options" shall mean all issued and outstanding options to purchase shares of the Company's Common Stock, whether vested or unvested, granted pursuant to the Company's 1988 Stock Option Plan.

         COMPANY OPTION PERCENTAGE. "Company Option Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(7).

         COMPANY PATENTS. "Company Patents" shall mean the U.S. and foreign patents and patent applications set forth on Schedule 2.9(a) of the Disclosure Schedule, including without limitation all substitutions, continuations, continuations-in-part, reissues, renewals, divisions and extensions of such patents and patent applications. In addition, for purposes of Section 1.5(b) only, Company Patents shall include all foreign equivalents of the foregoing patents and patent applications filed in any jurisdiction after the Closing Date.

         COMPANY PROMISSORY NOTES. "Company Promissory Notes" shall mean all evidences of indebtedness of the Company held by the Bridge Debtholders.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

         COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall have the meaning specified in Section 1.7.

         COMPANY STOCKHOLDERS' MEETING. "Company Stockholders' Meeting" shall have the meaning set forth in Section 5.2.

         COMPANY WARRANTS. "Company Warrants" shall mean those certain warrants to purchase shares of Series C Preferred Stock of the Company set forth on
Schedule 2.3.

         COMPANY WARRANT PERCENTAGE. "Company Warrant Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(8).

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Damages shall not include lost profits, lost savings, or other indirect, special, incidental or consequential damages whether such damages are based on tort, contract, or any other legal theory, and even if the Indemnitee has been advised of the possibility of such damages.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

         DISSENTING EQUITY HOLDERS. "Dissenting Equity Holders" shall have the meaning set forth in Section 1.9.

         DISTRIBUTION DATE. "Distribution Date" shall have the meaning set forth in Section 1.5(b)(iii).

         EARN-OUT DIFFERENCE. "Earn-Out Difference" shall have the meaning set forth in Section 1.5(b)(v).

         EARN-OUT PAYMENT. "Earn-Out Payment" shall mean that amount as calculated under Section 1.5(b).

         EARN-OUT PERIOD. "Earn-Out Period" shall have the meaning set forth in
Section 1.5(b)(ii).

         EARN-OUT PRODUCTS. "Earn-Out Products" shall mean any product covered by Company Patents or is based substantially upon technology of the Company in existence as of the Effective Time.

         EFFECTIVE TIME. "Effective Time" shall be that time set forth in
Section 1.3.

         EMPLOYEE. "Employee" shall have the meaning set forth in Section
2.15(a).

         EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning set forth in Section 2.15(a).

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EQUITY HOLDER. "Equity Holder" shall mean any holder, other than Dissenting Equity Holders, of Company Common Stock, Company Non-Voting Preferred Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Options or Company Warrants as set forth on the Allocation Schedule delivered in accordance with Section 1.5(e)(i).

         EQUITY HOLDERS' REPRESENTATIVES. "Equity Holders' Representatives" shall mean those persons specified in Section 12.1.

         EQUITY HOLDERS' TOTAL. Equity Holders' Total shall have the meaning set forth in Section 1.5(e)(ii)(1).

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         FDA APPROVABLE LETTER. "FDA Approvable Letter" shall mean an approvable letter or other substantially similar form of approval from the United States Food and Drug Administration relating to the approval of the use of IPM for the treatment of thrombocytopenia.

         GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

         GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         IPM. "IPM" shall mean Infusible Platelet Membrane(TM), the Company's lead product in Phase II clinical trials.

         ISSUANCE. "Issuance" shall have the meaning set forth in Section
10.2(a).

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LIQUIDATION PREFERENCE. "Liquidation Preference" shall have the meaning set forth in Section 1.5(e)(iii).

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or Parent if such violation or other matter but for the presence of would have a material adverse effect on the Company's or Parent's, as the case may be, business, condition, assets, liabilities, operations, financial or performance.

         MATERIAL CONTRACTS. "Material Contracts" shall mean those contracts referred to in clauses (i) through (xiii) of Section 2.10(a).

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         MERGER. "Merger" shall have the meaning set forth in Recital A.

         MERGER SUB. "Merger Sub" shall mean Cypress Acquisition Sub, Inc.

         MILESTONE PAYMENT. "Milestone Payment" shall have the meaning set forth in Section 1.5(c)(i).

         MUTUAL NONDISCLOSURE AGREEMENT. "Mutual Nondisclosure Agreement" shall mean such agreement between Parent and the Company.

         NASD. "NASD" shall mean the National Association of Securities Dealers, Inc.

         NASDAQ. "Nasdaq" shall mean the National Association of Securities Dealers Automatic Quotation System.

         NASDAQ/NMS. "Nasdaq/NMS" shall mean the Nasdaq National Market System.

         NON-VOTING PREFERRED STOCK PERCENTAGE. "Non-Voting Preferred Stock Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(3).

         OBSERVER. "Observer" shall have the meaning set forth in Section 1.10.

         OBSERVER RIGHTS. "Observer Rights" shall have the meaning set forth in
Section 1.10.

         PARENT. "Parent" shall mean Cypress Bioscience, Inc.

         PARENT INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and ("b") above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         PARENT SEC DOCUMENTS. "Parent SEC Documents" shall have the meaning set forth in Section 3.14.

         PENSION PLAN. "Pension Plan" shall have the meaning set forth in
Section 2.15(b).

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning set forth in Section 4.1.

         PRE-TRANSACTION LIABILITIES. "Pre-Transaction Liabilities" shall have the meaning set forth in Section 2.11(d).

         PRIVATE PLACEMENT. "Private Placement" shall mean the financing transaction undertaken by Parent in connection with the transactions contemplated under this Agreement and completed in connection with the execution of this Agreement pursuant to which Parent sells Units of Parent to certain investors for minimum aggregate gross proceeds of no less than $4,000,000.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REGISTRATION PERIOD. "Registration Period" shall have the meaning set forth in Section 10.2(c)

         REGISTRATION STATEMENT. "Registration Statement" shall have the meaning set forth in Section 10.2(a).

         RELATED PARTY. "Related Party" shall have the meaning set forth in
Section 2.18.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES. "Securities" shall have the meaning set forth in Section 11.1.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SELLING SECURITYHOLDER. "Selling Securityholder" shall have the meaning set forth in Section 10.4(a).

         SERIES A PREFERRED STOCK PERCENTAGE. "Series A Preferred Stock Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(4)

         SERIES B PREFERRED STOCK PERCENTAGE. "Series B Preferred Stock Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(5).

         SERIES C PREFERRED STOCK PERCENTAGE. "Series C Preferred Stock Percentage" shall have the meaning set forth in Section 1.5(e)(ii)(6).

         SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning set forth in Section 1.1.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         THIRD PARTY. "Third Party" shall mean any entity or person other than Parent, Merger Sub, or their Affiliates.

         TOTAL NET SALES. "Total Net Sales" shall mean all amounts invoiced by Parent, its Affiliates or licensees in connection with worldwide sales of Earn-Out Products to independent third parties calculated in United States Dollars (provided that where payments in respect of Total Net Sales are based on Total Net Sales in non-U.S. currencies, the amount of Total Net Sales and any deductions used to calculate Total Net Sales, if any, shall be converted monthly to United States dollars at the average daily "bid" and "asked" exchange rates as provided by Reuters for the applicable month), less deductions for: (i) transportation charges, including insurance relating thereto; (ii) sales and excise taxes or customs duties and any other

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governmental charges imposed upon the sale of Earn-Out Products; (iii) rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in connection with the sale of Earn-Out Products; (v) allowances or credits to customers, in each case not in excess of the selling price of Earn-Out Products, on account of governmental requirements, rejection, outdating, recalls or return. All amounts recovered by Parent in connection with any judgment, award, decree or settlement from any successful patent infringement claims, as set forth in Section 6.2(b) shall be added to Total Net Sales. Notwithstanding the foregoing, sales of Earn-Out Products between Parent and its Affiliates shall be excluded from the computation of Total Net Sales. In the event of a sale by Parent or an affiliate of Parent to an affiliate of Parent or licensee of Parent, only the subsequent sale by the affiliate or licensee will be included in Total Net Sales. In the event any Earn-Out Product is sold in the form of a combination product (the "Combination Product") containing one or more active ingredients or medical devices acquired from the Company pursuant to this Agreement (the "Company Contributed Product") and one or more active ingredients or medical devices of Parent (the "Parent Contributed Product"), Total Net Sales of such Combination Product will be calculated by multiplying actual Total Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Company Contributed Product if sold separately, and B is the total invoice price of any Parent Contributed Product used in the Combination Product if such Parent Contributed Product is sold separately. If on a country-by-country basis, Parent Contributed Product is not sold separately in said country, Total Net Sales for the purposes of determining Earn-Out Payments to be paid on sales of the Combination Product shall be calculated by multiplying actual Total Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Company Contributed Product, if sold separately, and C is the invoice price of the Combination Product. If on a country-by-country basis, neither the Company Contributed Product nor Parent Contributed Product is sold separately in said country or the alternatives provided above are otherwise inapplicable, Total Net Sales for the purposes of determining Earn-Out Payments due on the sales of the Combination Products shall be determined by the parties in good faith.

         UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" Shall have the meaning set forth in Section 2.4(a)(ii).

         UNIT. "Unit" shall mean and consist of two shares of Common Stock of Parent and one warrant to purchase one share of Common Stock of Parent in the form issued by Parent to purchasers of Units of Parent in the Private Placement. The valuation of the Units for the purposes of this Agreement and the issuance of Units to the Bridge Debtholders in accordance with Section 1.5(a) of the Agreement shall be the same as that of the Units issued in the Private Placement.

         WELFARE PLAN. "Welfare Plan" shall have the meaning set forth in
Section 2.15(c).

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                                    EXHIBITS

Exhibit A - Definitions
Exhibit B - Certificate of Merger
Exhibit C - Certificate of Incorporation of Surviving Corporation
Exhibit D - Directors and Officers of Surviving Corporation
Exhibit E - Form of Exchange of Bridge Debt and Warrant Termination Agreement Exhibit F - Form of Equity Holder's Consent and Release
Exhibit G - Form of Opinion of Nutter, McClennen & Fish, LP
Exhibit H - Form of Lock-Up Agreement
Exhibit I - Form of Opinion of Cooley Godward LLP